     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                           52 162 3052
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
                                          7600 COLSHIRE DRIVE
                                         MCLEAN, VIRGINIA 22102
                                             (703) 394-5100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MATTHEW P. LAWLOR
                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION
                              7600 COLSHIRE DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 394-5100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

   JOSEPH G. PASSAIC, JR., ESQ.          MARK J. WISHNER, ESQ.               BART FRIEDMAN, ESQ.
      MARY M. SJOQUIST, ESQ.        MICHAELS, WISHNER & BONNER, P.C.       CAHILL GORDON & REINDEL
         PATTON BOGGS LLP            1140 CONNECTICUT AVENUE, N.W.,             80 PINE STREET
        2550 M STREET, NW                      SUITE 900                   NEW YORK, NEW YORK 10005
       WASHINGTON, DC 20037               WASHINGTON, DC 20036                  (212) 701-3000
          (202) 457-6000                     (202) 223-5000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED  AGGREGATE OFFERING PRICE(1)  AMOUNT OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share                   $46,000,000                    $12,788
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                             Subject to Completion
                              Dated March 19, 1999
                    Shares
[ONLINE RESOURCES LOGO]
Common Stock

Online Resources is offering           shares of its common stock. This is our
initial public offering and no public market currently exists for our common stock. We estimate that our initial public offering price will be between
$          and $          per share.

We have applied to have the common stock listed on the Nasdaq National Market under the symbol "ORCC."

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                                                                            PROCEEDS TO
                                                         PRICE TO        UNDERWRITING         ONLINE
                                                          PUBLIC           DISCOUNT          RESOURCES
----------------------------------------------------------------------------------------------------------
Per Share                                            $                 $                 $
----------------------------------------------------------------------------------------------------------
Total                                                $                 $                 $
----------------------------------------------------------------------------------------------------------

We have granted the underwriters an option to purchase a maximum of additional shares of common stock to cover over-allotments.
J.P. MORGAN & CO.
                   U.S. BANCORP PIPER JAFFRAY
                                     KEEFE, BRUYETTE & WOODS, INC.
                , 1999

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "the Company," "Online Resources," "we," "us" and "our" refer to Online Resources & Communications Corporation.

                               TABLE OF CONTENTS

                                              PAGE
Prospectus Summary..........................    4
Risk Factors................................    7
Forward-looking Statements..................   12
Use of Proceeds.............................   13
Dividend Policy.............................   13
Capitalization..............................   14
Dilution....................................   15
Selected Financial Information..............   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   17
Business....................................   25
Management..................................   36

                                              PAGE
Principal Stockholders......................   41
Certain Transactions........................   43
Description of Capital Stock................   44
Restrictions on Acquisition of
  Online Resources..........................   46
Shares Eligible for Future Sale.............   50
Underwriting................................   52
Legal Matters...............................   53
Experts.....................................   54
Available Information.......................   54
Index to Financial Statements...............  F-1

                            ------------------------

UNTIL           , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 [GRAPHICS 1-3]

                               PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and should be read in conjunction with the more detailed information and financial statements included elsewhere in this prospectus.

Online Resources is a leading provider of electronic commerce solutions that enable our clients to provide their retail customers a fully-integrated and branded set of Internet and other online banking services. Our clients are regional and community financial institutions who, according to SNL Securities, accounted for approximately 50% of U.S. deposits in 1998. We offer our clients access to our financial electronic commerce hub which provides online banking, billpaying and access to complementary financial services. In addition, we provide customer support through our call center and offer a range of marketing and other services and products.

The number of households banking online is expected to grow from 6 million in 1999 to 25 million by 2004, according to International Data Corporation. As a result, financial institutions can no longer rely exclusively on traditional retail banking delivery methods. We believe that our clients often lack the resources and expertise to cost-effectively develop the technology infrastructure necessary to offer, market and support online financial services.

We believe our single source electronic commerce solution enables our financial institution clients to offer the breadth of online financial services needed to remain competitive. We bring economies of scale and technical expertise to our clients and offer them a cost-effective means to retain and expand their customer base, deliver their services more efficiently and strengthen their customer relationships.

Our financial electronic commerce hub connects our clients, their retail customers and financial services providers through our proprietary Opus(SM) system. The key to our system is the middleware component, which integrates customer and financial data through our access, electronic funds transfer and services gateways. We further differentiate ourselves by internally developing, integrating and controlling many critical services, such as billpaying and call center support, rather than relying primarily on third-party providers for these services.

We provide our clients with a low up-front cost through our patented method of connecting to retail customers through established ATM networks. We believe our real-time ATM network links provide our clients substantial scale, quality, security and cost benefits. As of December 31, 1998, we were connected to and certified with 50 ATM networks and processors such as Star, Honor, NYCE, EDS, Fiserv and Alltel. As each ATM network and processor integration and certification can take up to a year to complete, we believe that these certifications and our patent offer us a substantial competitive advantage.

We derive revenue from long-term service contracts with our clients, who pay us recurring fees based primarily on the number of enrolled retail customers and transaction volumes, as well as an upfront implementation fee. At December 31, 1998, we had contracts with 315 clients who had approximately 6.7 million retail customers. At year end, we had launched 117 of these clients including 60 during 1998. These 117 clients had an estimated retail customer base of approximately
3.7 million, of which 50,332 were using our services. As a network-based service provider, we have made substantial up-front investments in infrastructure. We believe our financial performance and operating leverage will be based primarily on increasing retail customer subscriptions and transaction volumes over a relatively fixed cost base.

Our goal is to become the leading provider of electronic commerce solutions to financial institutions by rapidly expanding and enhancing our financial hub. We have developed a multiple channel sales network, including a network of 34 marketing partners that complement our direct sales force. With our ATM network certifications largely completed, we intend to increase the retail customer base by accelerating launches of our financial institution clients. We expect to use a portion of the proceeds of this offering for co-marketing programs with our clients designed to increase the retail customer adoption levels. These programs will include expansion of our BankOnline.com Web site to direct potential retail customers to our clients.

                                  THE OFFERING

COMMON STOCK OFFERED................          shares

COMMON STOCK TO BE OUTSTANDING AFTER
  THE OFFERING......................          shares

USE OF PROCEEDS.....................We will use the net proceeds from the offering for repayment of debt, co-marketing programs directed to retail customers, general corporate purposes, including capital expenditures, and working capital.

PROPOSED NASDAQ NATIONAL MARKET
SYMBOL.............................."ORCC"

RISK FACTORS........................See "Risk Factors" beginning on page 7 for a discussion of certain factors that you
                                    should consider before purchasing shares of common stock.

Unless otherwise indicated, the share information in the table above excludes up
to           shares that may be issued to the underwriters to cover
over-allotments. See "Underwriting."

The table includes, as of March 16, 1999, 9,969,266 shares of common stock issuable upon the consummation of this offering as a result of the conversion of all outstanding shares of all series of our preferred stock and 5,252,451 shares of common stock issuable upon the exercise of our outstanding exercisable warrants. See "Description of Capital Stock."

The table excludes 5,285,214 shares reserved for issuance under our stock option plans, of which 5,065,543 shares were subject to outstanding options on March 16, 1999 (of which 4,195,300 were exercisable) and 219,671 shares were eligible for future grant. See "Capitalization" and "Management -- Stock Option Plans."

All references to shares of common stock in this prospectus do not reflect a reverse stock split of the common stock which will become effective prior to the consummation of this offering.

Our executive offices are located at 7600 Colshire Drive, McLean, Virginia 22102. Our telephone number is 703-394-5100 and our corporate Web site address is www.orcc.com. Information contained in our Web site is not part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION

The following table presents summary financial data for the periods indicated and should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and related notes, and other information included elsewhere in this prospectus.

Pro forma amounts in the tables below give effect to the automatic conversion of our redeemable convertible preferred stock into common stock. Pro forma as adjusted amounts reflect the conversion of the redeemable convertible preferred stock and the sale of shares of common stock in this offering and the application of the estimated net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

                                                                  -----------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                     1996              1997              1998
                                                                  -----------      ------------      ------------
STATEMENT OF OPERATIONS DATA:
Revenues:
    Core services...........................................      $   417,590      $  1,011,161      $  2,221,230
    Support services........................................          176,653           207,697           644,818
    Implementation fees.....................................          417,116         1,310,950         1,200,158
    Related products........................................          119,150           324,736           259,898
                                                                  -----------      ------------      ------------
        Total revenues......................................        1,130,509         2,854,544         4,326,104
Loss from operations........................................       (6,661,377)      (10,722,084)      (10,490,730)
Net loss....................................................       (6,976,391)      (11,045,811)      (11,558,469)
Preferred stock accretion...................................               --        (1,998,665)       (3,779,169)
Net loss available for common...............................       (6,976,391)      (13,044,476)      (15,337,638)
Net loss per share -- basic and diluted.....................            (0.66)            (1.20)            (1.36)
Shares used in calculation of basic and diluted loss per
  share.....................................................       10,500,930        10,825,662        11,250,270
Pro forma net loss per share-basic and diluted..............                                                (0.68)
Shares used in calculation of pro forma basic and diluted
  loss per share............................................                                           17,040,349

                                                                  ----------------------------------------------
                                                                             AS OF DECEMBER 31, 1998
                                                                  ----------------------------------------------
                                                                                                      PRO FORMA
                                                                     ACTUAL           PRO FORMA      AS ADJUSTED
                                                                  ------------      -----------      -----------
BALANCE SHEET DATA:
Cash and equivalents........................................      $  3,471,620       $3,471,620
Working capital.............................................           580,376          580,376
Total assets................................................         9,421,428        9,421,428
Notes payable, less current portion.........................         8,525,467        8,525,467
Capital lease obligations, less current portion.............           605,322          605,322
Other long-term liabilities.................................           556,100          556,100
Total liabilities...........................................        14,833,950       14,833,950
Redeemable convertible preferred stock......................        25,776,254               --
Series A preferred stock....................................             7,950            7,950
Stockholders' equity (deficit)..............................       (31,188,776)     (5,412,522)

                                                                  ----------------------------------------------
                                                                                AS OF DECEMBER 31,
                                                                  ----------------------------------------------
                                                                      1996             1997             1998
                                                                  ------------      -----------      -----------
OPERATING DATA:
    Financial institution clients
        Cumulative(#).......................................                60              172            315
        Customer base(#)(1).................................         1,951,810        4,263,357      6,738,184
    Clients launched
        Cumulative(#).......................................                 8               57            117
        Customer base(#)(1).................................           125,131        1,390,956      3,688,134
    Usage and transaction volume
        Cumulative retail customers(#)......................             5,036           21,103         50,332
        Transactions(#).....................................           122,936          462,906        878,469
    Infrastructure
        ATM networks and processors--Cumulative(#)(2).......                14               34             50
        Marketing Partners--Cumulative(#)...................                14               24             34

---------------
(1) Aggregate for clients and measured in transaction accounts such as demand deposit accounts. The customer base information is derived from information published by Thompson Financial Publishing.

(2) The number of ATM networks and processors to which we were certified and which provide connectivity to our clients and their retail customers.

                                  RISK FACTORS

You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing the common stock we are offering.

RISKS PARTICULAR TO ONLINE RESOURCES

WE HAVE A HISTORY OF LOSSES AND COULD CONTINUE TO LOSE MONEY

We have not yet had an operating profit for any quarterly or annual period and are unsure when we will become profitable, if ever. We may not be able to attract and retain enough financial institutions and retail customers to reach profitable levels. We were established in 1989 and a significant portion of our existence has been devoted to developing the proprietary systems and infrastructure needed to implement our business. Profitability in the future will depend upon a number of factors, including our ability to continue to contract with new financial institution clients and to develop and retain a larger retail customer base that uses our services on a regular basis.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

WE MAY NEED TO RAISE CAPITAL TO STAY IN BUSINESS

We may not achieve cash flow break-even and may require additional infusions of capital to sustain operations. This capital may not be available. We may need to raise additional funds sooner than we expect if we incur unforeseen required capital expenditures or substantial operating losses. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business.

WE SIGNIFICANTLY RELY ON THIRD PARTIES FOR THE SUCCESS OF OUR MARKETING EFFORTS

We depend upon the assistance of marketing partners who include some or all of our services and related products as a part of their offerings to financial institutions. To date, approximately 59% of our financial institution clients were signed as a result of leads from these marketing partners. Failure by these marketing partners to continue to offer our services and related products could have a material adverse effect on our business.

WE DEPEND UPON OUR FINANCIAL INSTITUTION CLIENTS TO MARKET OUR SERVICES

To market our services to retail customers, we depend primarily upon our financial institution clients. Our financial institution clients may not effectively market our services to their retail customers. Any failure of our clients to effectively market our services could have a material adverse effect on our business.

OUR CO-MARKETING EFFORTS FOLLOWING THIS OFFERING MAY NOT BE SUCCESSFUL

We plan to use a portion of the net proceeds from this offering to co-market our services and related products with our financial institution clients to their retail customers. These marketing efforts may not result in the desired increase in acceptance by retail customers.

WE MAY NOT BE ABLE TO EXPAND TO MEET INCREASED DEMAND

We may not be able to expand or adapt our services and related products to meet the demands of our financial institution clients and their retail customers quickly or at a reasonable cost. The type and volume of transactions processed through our system and the number of financial institution clients connected to it have been relatively limited to date. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional financial institution clients and their retail customers, increased transaction volumes and changing customer requirements. This will require substantial financial, operational and management resources. In the past as we have developed our infrastructure, clients have experienced periods when they were unable to utilize our services. If we are unable to scale our system and processes to support the variety and number of transactions and retail customers who ultimately use our services, our business may be materially adversely affected.

IF WE LOSE A MATERIAL CLIENT, OUR BUSINESS MAY BE ADVERSELY IMPACTED

One of our financial institution clients, Riggs National Bank, accounted for 10.8% of revenue for the year ended December 31, 1998. The loss of this contract in the near term, or the loss of any other material contract in the future, either directly to a competitor, or indirectly in the event that a financial institution client is acquired by an institution not utilizing our services, or decides to provide these services in-house, could have a material adverse effect on revenues. Loss of any material financial institution contract in the future could also negatively impact our ability to attract and retain other financial institution clients.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED BUSINESSES OFFERING SIMILAR PRODUCTS OR SERVICES

We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our targeted regional and community financial institution client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Also, competitors may compete directly with us by adopting a similar business model.

A significant number of companies offer portions of the services we provide and compete directly with us. For example, the Web servers of some companies compete with our front-end Internet access capabilities. Other software providers have created units to provide on an outsource basis a portion of services like ours. These companies may use billpayers who team with access providers. Also, certain services may be available to retail customers independent of financial institutions such as Intuit's Quicken.com and Yahoo! Finance. Finally, there are some ATM and other networks who provide similar services in addition to connecting to financial institutions.

Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial institutions. Our failure to compete effectively in our markets would have a material adverse effect on our business.

FAILURE TO SUCCESSFULLY IMPLEMENT A SYSTEMS UPGRADE OR CONVERSION MAY ADVERSELY AFFECT OUR REPUTATION AND OUR BUSINESS

A failure to implement a systems upgrade or conversion would delay implementation of some of our financial institution clients, could cause us to divert significant resources and could negatively impact our reputation in the banking industry. We are currently upgrading our system from software version
2.0 to version 3.0. We may be unable to successfully complete this conversion and any future systems upgrades or conversions.

WE DEPEND ON OUR OFFICERS AND SKILLED EMPLOYEES DUE TO OUR COMPLEX BUSINESS

If we fail to attract, assimilate or retain highly qualified managerial and technical personnel and, in particular, software developers for whom demand is high in all industry markets, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both banking and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. Competition for such personnel is intense.

SYSTEM FAILURES COULD HURT OUR BUSINESS--WE COULD BE LIABLE FOR SOME TYPES OF FAILURES

Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Our back-up site is located approximately one mile from our headquarters, where most of our computer systems, including processing equipment, is currently operated and maintained. In the event of major disasters, both locations could be equally impacted. Loss of all or part of our systems for a period of time could have a material adverse effect on our business.

SECURITY BREACHES COULD DISRUPT OUR BUSINESS

Like other system operators, our computer systems may also be vulnerable to computer viruses, hackers, and other disruptive problems caused by criminals or retail customers. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our financial institution clients and their retail customers using our services, which may result in significant losses or liability. This, or the perception that our systems may be vulnerable to such attacks or disruptions, also may deter retail customers from using our services.

Data networks are also vulnerable to attacks and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible, that despite existing safeguards, an employee could divert retail customer funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. Contract provisions that limit our liability arising from the failure of the security features contained in our system and processes may not be enforceable. In dealing with numerous consumers, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

WE FACE RISKS RELATING TO THE YEAR 2000 ISSUE

If our systems, the systems of our vendors, the systems of our financial institution clients or their vendors, telecommunications networks, or the systems of the ATM networks or core banking processors are not Year 2000 compliant or are unable to recover from system interruptions which may result from the Year 2000 date change, our business could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue on the Operations and Financial Condition of Online Resources."

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION

We rely on patent trade secret laws to protect our intellectual property, such as the software and processes which we have developed in connection with our business. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights, our business could be harmed. Any actions we take may not be adequate to protect our intellectual property rights and other companies may develop technologies that are similar or superior to our intellectual property. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to litigation, and could require us to pay damages or develop non-infringing intellectual property, any of which could be expensive, or require us to acquire licenses to the intellectual property that is the subject of the alleged infringement.

OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK

Our Restated Certificate of Incorporation will authorize the Board of Directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation will provide for staggered terms for the members of the Board of Directors. In addition, the Certificate of Incorporation will provide that directors can be removed only for cause and only by a majority of the other directors or by vote of stockholders owning 80% or more of the voting power. Some provisions of our proposed Certificate of Incorporation and Bylaws could have a depressive effect on our stock price or make it more difficult for a third party to acquire a majority of our outstanding voting stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest. See "Description of Capital Stock--Preferred Stock" and "Restrictions on Acquisition of Online Resources -- Anti-Takeover Effects of the Certificate of Incorporation and Bylaws."

INDUSTRY RISKS

OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS

There is no established history of broad acceptance by retail customers of services like ours and those services may not be accepted in the future. Because our fee structure is designed to establish recurring revenues through monthly usage by retail customers of our financial institution clients, our recurring revenues are dependent on the acceptance of our services by retail customers and their continued use of online banking, billpaying and other financial services.

CONSOLIDATION OF THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD NEGATIVELY IMPACT OUR BUSINESS

The continuing consolidation of the banking and financial services industry could result in a smaller market for our services. Consolidation frequently results in a complete change in the electronic infrastructure of the combined entity. This could result in the termination of our services and related products if the acquiring institution has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenue from actual or potential retail customers of the acquired financial institution.

GOVERNMENT REGULATION COULD INTERFERE WITH OUR BUSINESS

Federal or state agencies may attempt to regulate our activities. In addition, Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. The Federal Reserve Board or other Federal or state agencies may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting our business or operations. If enacted and applied to our business, these laws, rules or regulations could render our business or operations more costly, burdensome, less efficient or impracticable, any of which could have a material adverse effect on our business.

RISKS RELATING TO THE OFFERING

MANAGEMENT AND DIRECTORS WILL CONTINUE TO CONTROL OUR MANAGEMENT AND AFFAIRS

Upon completion of this offering, management and directors will beneficially own
approximately           % of our outstanding common stock, and           % if
the underwriters' over-allotment option is exercised in full. Consequently, such persons, as a group, will be able to control the outcome of all matters submitted for stockholder action including the election of members to our board of directors and the approval of significant change-in-control transactions. Therefore, they will effectively control our management and affairs. This may have the effect of delaying or preventing a change in control. See "Management" and "Principal Stockholders."

THESE SHARES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE VOLATILE

Prior to this offering, there has been no public market for our common stock. An active or liquid trading market in the common stock may not develop upon completion of this offering, or if it does develop, it may not continue. The initial public offering price of the common stock will be determined through our negotiations with the underwriters and may be more than the market price of common stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

The market price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results, our failure to achieve operating results consistent with securities analysts' projections of our performance, and other factors. If the public offering price of our common stock does not remain at certain levels during the 20-day trading period following the initial two week period of trading, some of our securityholders will receive the right to exercise warrants to purchase shares of common stock. See "Description of Capital Stock -- Warrants."

The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by us or our competition, announcements of joint development efforts or corporate partnerships in the financial electronic commerce services market, market conditions in the technology, banking, telecommunications and other emerging growth sectors, and rumors relating to us or our competitors may have a significant impact on the market price of the common stock.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE DILUTION

The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in the offering will have a
post-offering net tangible book value per share of $          less than the
price you paid for the share, assuming an initial public offering price of
$          per share, the mid point of the range set forth on the cover page of this prospectus. See "Dilution."

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE AVAILABLE TO FUTURE SALE

A substantial number of shares of our common stock could be sold into the public market after this offering. The occurrence of such sales, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity
securities. After this offering, we will have outstanding           shares of
common stock, or           shares if the underwriters exercise their option to
purchase additional shares of common stock in this offering. At March 16, 1999, we had also reserved an additional 5,285,214 shares of common stock for issuance under our stock option plans and 6,973,771 shares of common stock under our warrants. As of March 16, 1999, options to purchase 5,065,543 of these shares were outstanding (of which 4,195,300 were exercisable) and exercisable warrants to purchase 5,252,451 of these shares have been issued.

The shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to our "affiliates". Certain stockholders have agreed pursuant to written "lock-up" agreements that, for a period of 180 days from the date of this prospectus, they will not sell their shares. As a result, upon the expiration of the lock-up agreements 180 days after the date of this prospectus, shares of common stock will be eligible for sale subject, in most cases, to certain volume and other restrictions under the Federal securities laws. The remaining shares of common stock will become eligible for resale after the expiration of the waiting periods prescribed under the Federal securities laws. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     - forecasts of growth in business-to-business electronic commerce, and growth in the number of consumers using online banking and billpaying services;

     - statements regarding Online Resources' preparedness for the Year 2000 date change and trends in Online Resources' revenues, expense levels, and liquidity and capital resources;

     - statements regarding Online Resources' plans for growth of the Financial Services Center; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

     - our history of losses and anticipation of future losses;

     - our dependence on the marketing efforts of third parties;

     - the potential fluctuations in our operating results;

     - our potential need for additional capital;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - our competition;

     - our ability to attract and retain skilled personnel.

     - our reliance on our patents and other intellectual property;

     - the early stage of market adoption of the services we offer; and

     - consolidation of the banking and financial services industry.

See additional discussion under "Risk Factors" beginning on page 7.

                                USE OF PROCEEDS

Our net proceeds from the sale of common stock offered hereby are estimated to
be approximately $          million (approximately $          million if the
underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $          per share (the midpoint of the range set
forth on the cover page of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for (1) the repayment of corporate debt in the principal amount of $9.7 million; (2) the expansion of co-marketing programs with existing financial institution clients directed at their retail customers; and (3) general corporate purposes, including capital expenditures and working capital. The corporate debt to be repaid includes $8.0 million of loans which bear interest at 12.75% per annum and are due March 2003, and an equipment note of $1.7 million which bears interest at 9% per annum and is due June 1, 2000. We also may use net proceeds to pursue opportunities to invest in or acquire services, products, technologies or companies that complement or otherwise enhance our existing businesses. However, we currently have no understandings, commitments or agreements with respect to any such acquisition. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations.

The foregoing discussion represents our best estimate of the allocation of the net proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.

                                DIVIDEND POLICY

We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. To date, we have not paid dividends.

                                 CAPITALIZATION

The following table sets forth as of December 31, 1998, our actual capitalization, our pro forma capitalization which gives effect to the automatic conversion of our redeemable convertible preferred stock into common stock and our pro forma capitalization, as adjusted to reflect the issuance and sale of shares of common stock in this offering and the application of the resulting net proceeds. See "Use of Proceeds." You should read this table in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                              -----------------------------------------
                                                                          DECEMBER 31, 1998
                                                              -----------------------------------------
                                                                                             PRO FORMA
                                                                 ACTUAL       PRO FORMA     AS ADJUSTED
                                                              ------------   ------------   -----------
Long term obligations, less current portion.................  $  9,686,889   $  9,686,889
                                                              ------------
Redeemable convertible preferred stock......................    25,776,254             --
                                                              ------------
Stockholders' equity:
     Series A convertible preferred stock, $0.01 par value;
      1,000,000 shares authorized, 795,000 shares issued and
      outstanding at December 31, 1997 and 1998; liquidation
      preference of $795,000 at December 31, 1998 ...                7,950          7,950
     Common Stock, $.0001 par value; 35,000,000 shares
       authorized, 11,373,564 shares issued and
       outstanding, actual; 18,896,897 shares issued and
       outstanding pro forma;           shares issued and
       outstanding pro forma as adjusted....................         1,138          1,890
     Additional paid-in capital.............................    11,077,575     36,853,077
     Accumulated deficit....................................   (41,937,066)   (41,937,066)
     Receivable from sale of common stock...................      (338,373)      (338,373)
                                                              ------------   ------------
          Total stockholders' equity (deficit)..............   (31,188,776)    (5,412,522)
                                                              ------------   ------------
          Total capitalization..............................  $  4,274,367   $  4,274,367
                                                              ============   ============

                                    DILUTION

Net tangible book value represents the amount of total tangible assets less total liabilities. We had a net tangible book value of $(31,188,776) or $(2.77) per share at December 31, 1998. After giving effect to the offering at an
assumed initial public offering price of $          per share (the midpoint of
the range set forth on the cover of this prospectus) and the receipt of proceeds therefrom, and after deducting estimated offering expenses and underwriting discounts, our pro forma net tangible book value as of December 31, 1998, would
have been approximately $          or $          per share. This represents an
immediate dilution of $          per share to new investors purchasing shares of
common stock in the offering and an immediate increase in net tangible book
value to existing stockholders of $          per share. The following table
illustrates the per share dilution:

Assumed initial public offering price per share.............                 $
Net tangible book value per share as of December 31, 1998...  $(31,188,776)
Pro forma increase in net tangible book value per share
  attributable to the offering and use of proceeds
  therefrom.................................................
                                                              ------------
Pro forma increase in net tangible book value per share
  after the offering........................................
                                                                             ----------
Pro forma dilution per share to new investors (assuming
  exercise of all outstanding options and warrants).........                 $
                                                                             ==========

The following table summarizes, on a pro forma as adjusted basis as of December 31, 1998, the number of shares of common stock purchased, the total consideration paid for the common stock and the average price per share paid by the existing stockholders and by the new investors purchasing shares of common
stock in the offering, assuming an offering price of $          per share (the
midpoint of the range set forth on the cover page of this prospectus) before the deduction of underwriting discounts and estimated expenses payable by Online
Resources:

                                                        ---------------------------------------------------------------
                                                         SHARES PURCHASED        TOTAL CONSIDERATION         AVERAGE
                                                        -------------------      -------------------          PRICE
                                                        NUMBER      PERCENT      AMOUNT      PERCENT        PER SHARE
                                                        ------      -------      ------      -------      -------------
Existing stockholders.................................                    %      $                 %         $
New investors.........................................
                                                        -----        -----       ------       -----          ------
     Total............................................                           $                           $
                                                        =====        =====       ======       =====          ======

Except as indicated above, the foregoing tables assume no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options or warrants to purchase common stock. See "Management--Stock Option Plans" and "Description of Capital Stock--Warrants."

                         SELECTED FINANCIAL INFORMATION

The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial information in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the three years ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. Pro forma balance sheet data reflects the conversion of the redeemable convertible preferred stock upon consummation of this offering. Historical results are not necessarily an indication of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      ---------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------------------
                                                         1994          1995          1996           1997           1998
                                                      -----------   -----------   -----------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Core services.....................................  $   449,386   $   372,573   $   417,590   $  1,011,161   $  2,221,230
  Support services..................................      254,309       307,423       176,653        207,697        644,818
  Implementation fees...............................           --        66,620       417,116      1,310,950      1,200,158
  Related products..................................      149,529       237,654       119,150        324,736        259,898
                                                      -----------   -----------   -----------   ------------   ------------
         Total revenues.............................      853,224       984,270     1,130,509      2,854,544      4,326,104
Expenses:
  Cost of revenues..................................    1,067,446     1,853,486     1,864,991      5,128,584      6,289,462
  General and administrative........................    1,050,929     1,699,363     2,208,218      2,508,058      2,705,029
  Sales and marketing...............................      963,330     1,423,255     2,249,405      3,257,725      3,377,728
  Systems and development...........................      890,716     1,241,874     1,469,272      2,682,261      2,444,615
                                                      -----------   -----------   -----------   ------------   ------------
         Total expenses.............................    3,972,421     6,217,978     7,791,886     13,576,628     14,816,834
                                                      -----------   -----------   -----------   ------------   ------------
Loss from operations................................   (3,119,197)   (5,233,708)   (6,661,377)   (10,722,084)   (10,490,730)
Other income (expense)..............................       92,651         6,251      (315,014)      (323,727)    (1,067,739)
                                                      -----------   -----------   -----------   ------------   ------------
Net loss............................................   (3,026,546)   (5,227,457)   (6,976,391)   (11,045,811)   (11,558,469)
Preferred stock accretion...........................           --            --            --     (1,998,665)    (3,779,169)
                                                      -----------   -----------   -----------   ------------   ------------
Net loss available for common.......................   (3,026,546)   (5,227,457)   (6,976,391)   (13,044,476)   (15,337,638)
Net loss per share basic and diluted................  $     (0.36)  $     (0.54)  $     (0.66)  $      (1.20)  $      (1.36)
                                                      ===========   ===========   ===========   ============   ============
Shares used in calculation of basic and diluted loss
  per share.........................................    8,388,865     9,617,661    10,500,930     10,825,662     11,250,270
Pro forma net loss per share basic and diluted......           --            --            --             --   $      (0.68)
Shares used in calculation of pro forma basic and
  diluted loss per share............................           --            --            --             --     17,040,349

                                          ---------------------------------------------------------------------------------
                                                                         AS OF DECEMBER 31,
                                          ---------------------------------------------------------------------------------
                                                                                                            1998
                                                                                                 --------------------------
                                             1994         1995         1996           1997          ACTUAL       PRO FORMA
                                          ----------   ----------   -----------   ------------   ------------   -----------
BALANCE SHEET DATA:
Cash and equivalents....................  $  586,932   $  762,738   $    41,142   $  1,855,809   $  3,471,620   $ 3,471,620
Working capital.........................   1,333,985    1,265,745    (1,399,022)      (144,592)       580,376       580,376
Total assets............................   2,654,184    2,429,060     2,082,436      4,681,995      9,421,428     9,421,428
Notes payable, less current portion.....          --      475,000     4,555,808      1,199,225      8,525,467     8,525,467
Capital lease obligations, less current
  portion...............................     123,006       92,154            --        352,956        605,322       605,322
Other non-current liabilities...........          --           --            --             --        556,100       556,100
Total liabilities.......................     704,677      993,447     6,927,011      4,217,590     14,833,950    14,833,950
Redeemable convertible preferred
  stock.................................          --           --       645,000     16,836,016     25,776,254            --
Series A Preferred Stock................       7,950        7,950         7,950          7,950          7,950         7,950
Stockholders' equity (deficit)..........   1,949,507    1,435,613    (5,489,575)   (16,371,611)   (31,188,776)   (5,412,522)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We are a leading provider of electronic commerce solutions that enable regional and community financial institutions to provide branded Internet and other online banking services to their retail customers. In 1992, we began offering banking and billpaying services through our screen-based telephone. In 1993, our real-time ATM network-based processing patent was issued. In 1995, additional PC and conventional telephone access capabilities were added, as were third-party brokerage services. In 1996, in response to the rapid growth of the Internet, we launched Internet banking and billpaying services. In November 1998, we launched our Financial Services Center which currently offers our clients' retail customers loan approval, insurance, investment information and securities trading through our third-party partners.

We derive revenue from long-term service contracts with our financial institution clients, who pay us recurring fees based primarily on the number of their retail customers enrolled and transaction volumes, as well as an up-front implementation fee. Our financial institution clients typically subsidize some or all of our fees when reselling our services to their retail customers, as they derive significant potential benefits including account retention, delivery and paper cost savings, account consolidation and cross-selling of other products. As a network-based service provider, we have made substantial up-front investments in infrastructure. We believe our financial performance and operating leverage will be based primarily on increasing retail customer subscriptions and transaction volumes over a relatively fixed cost base.

Our current sources of revenue are from core services, support services, implementations and selling related products. We expect that our primary source of revenue growth will come from core services and support services as a result of continued growth of retail customers.

     - Core Services. Our primary source of revenue is from providing core services which include banking and billpaying for which we charge our financial institution clients a fixed monthly fee based on the number of retail customers who use our service. We recognize revenue from core services as provided.

     - Support Services. Support services include our customer service center, Web page design and hosting, consumer marketing, information reporting, administrative services, and communications services. Fees for these services are closely tied to the number of retail customers and are bundled as either fixed price monthly charges, fixed price project fees, or hourly billings.

     - Implementation. We generate revenue from implementation of our fully integrated services to our financial institution clients. Implementation fees are paid on a one time basis at signing and recognized as revenue using the percentage of completion method tied to pilot and launch milestones.

     - Related Products. We also derive revenue from sales of related enabling products and software at fixed prices, including our PC software, screen-based telephone and customer service software. These have not been a significant source of revenue.

Historically, the majority of our resources have been directed to creating our proprietary Opus(sm) system and financial electronic commerce hub. Our proprietary system enables us to provide a broad range of services to our financial institution clients including online banking, billpaying, and access to complementary financial services supported by our customer call center, marketing services and other support services. While investment to date has been significant, we believe the infrastructure we have built will enable us to support our anticipated growth over the next several years with only nominal incremental cost for additional retail customers.

Since our founding, we have incurred high costs to create our infrastructure, while generating low revenues. As a result we have historically experienced large operating losses and negative cash flow. At December 31, 1998 we had accumulated deficits of $41.9 million and net property and equipment of $3.2 million. We have funded our operations primarily through the issuance of equity and debt securities. Ongoing working capital requirements will primarily consist of personnel costs related to enhancing and maintaining our Opus(sm) system. We expect to continue to incur losses in the near future.

Our strategy is to rapidly expand and enhance our electronic commerce hub with additional financial institution clients, retail customers and financial services. We believe that our revenue growth and future profitability will depend on the speed of launching our financial institution clients and the rate of adoption of our services by their retail customers. By achieving growth in these areas, we believe we can increase our operating margins through economies of scale and create increased marketing and distribution opportunities. We intend to use a portion of the proceeds from this offering to expand our co-marketing efforts with our financial institution clients in order to promote adoption of our services by their retail customers. We are presently conducting co-marketing pilot programs with several of our clients. However, we cannot predict whether our co-marketing programs will be successful.

Our limited operating history makes it difficult to evaluate our prospects for success and our revenue and profitability potential is unproven. Investors should not use our operating history as a basis for assessing our future performance.

RESULTS OF OPERATIONS

The following table presents certain items derived from our statements of operations expressed as a percentage of revenue.

                                                              ------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS DATA:                                 ------------------------------------
Revenues:                                                       1996           1997           1998
                                                              ------         ------         ------
  Core services.............................................    36.9%          35.4%          51.3%
  Support services..........................................    15.6%           7.3%          14.9%
  Implementation fees.......................................    36.9%          45.9%          27.7%
  Related products..........................................    10.6%          11.4%           6.1%
                                                              ------         ------         ------
          Total revenues....................................   100.0%         100.0%         100.0%
Expenses:
  Cost of revenues..........................................   165.0%         179.7%         145.4%
                                                              ------         ------         ------
Gross margin................................................   (65.0)%        (79.7)%        (45.4)%
  General and administrative................................   195.3%          87.9%          62.5%
  Sales and marketing.......................................   199.0%         114.1%          78.1%
  Systems and development...................................   130.0%          94.0%          56.5%
                                                              ------         ------         ------
          Total expenses....................................   524.3%         296.0%         197.1%
                                                              ------         ------         ------
Loss from operations........................................  (589.3)%       (375.7)%       (242.5)%
                                                              ------         ------         ------
Total other income (expense)................................   (27.9)%        (11.3)%        (24.7)%
                                                              ------         ------         ------
Net loss....................................................  (617.2)%       (387.0)%       (267.2)%
                                                              ======         ======         ======

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Revenues

We derive revenues from providing core services, support services, implementations and from selling related products. Revenues increased 51.6% to $4.3 million in 1998 as compared to $2.9 million in 1997. This increase was primarily attributable to a 119.7% increase in core services fees and a 210.5% increase in support services fees, which were driven by a 138.5% increase in the number of retail customers. The increase in retail customers was driven primarily by the launch of an additional 60 clients during 1998.

Cost of Revenues

Cost of revenues primarily includes telecommunications, payment processing, systems operations, customer service, implementation and related products. Cost of revenues increased 22.6% to $6.3 million in 1998 as compared to $5.1 million in 1997. This increase was primarily due to a 110.6% increase in payment processing costs as a result of increased support staff and transactional costs associated with the 138.5% increase in retail customers. Additionally, telecommunications costs increased 57.5% and customer service costs increased 34.1% as a result of the increase in retail customers. Related product costs decreased 78.5% as the result of the recognition of a $496,721 reserve on screen-based telephones taken in 1997.

General and Administrative

General and administrative expenses primarily consist of salaries for executive, administrative and financial control personnel and facilities costs such as office leases, insurance and depreciation. General and administrative expenses increased by 7.9% to $2.7 million in 1998 as compared to $2.5 million in 1997. The increase was due to a 480.1% increase in professional services and a 49.6% increase in rent expense, which were partially offset by a 22.9% decrease in salaries expenses. In 1997, a one-time charge of $137,000 was incurred due to a reduction in head count. This reduction in head count contributed to the reduction in salaries expense in 1998.

Sales and Marketing

Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, public relations costs, and other costs incurred in marketing our services and related products. Sales and marketing expenses increased 3.7% to $3.4 million in 1998 as compared to $3.3 million in 1997. This increase was due to a 3.8% increase in personnel expenses, a significant increase in advertising expenses and expenses related to the distribution of marketing materials, which were partially offset by a 4.2% decrease in sales commissions. The decrease in sales commissions was a result of more client signings coming from marketing partners and a greater proportion of sales commissions paid in the form of our equity rather than as cash compensation.

Systems and Development

Systems and development expenses include salaries of personnel in the systems and development department, consulting fees, and all other expenses incurred in supporting the development of new services and products, and new technology to enhance existing products. Systems and development expenses decreased by 8.9% to $2.4 million in 1998 as compared to $2.7 million in 1997. This decrease was attributable to a 7.5% decrease in personnel expenses and a 74.4% decrease in recruiting expenses as hiring growth slowed and we relied less on external recruiting services, which were partially offset by a 39.1% increase in consulting services.

Other Income and Expense. Interest expense increased 143.3% to $1.1 million in 1998 as compared to $471,187 in 1997 as we continued to finance our working capital through equipment financing loans in late 1997 and financings in 1998.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Revenues

Revenues increased 152.5% to $2.9 million in 1997 as compared to $1.1 million in 1996. This increase was attributable to a 142.1% increase in core services revenue due to a 319% increase in the number of retail customers. Additionally, implementation fees increased 214.3% as a result of increases in sales and clients launched onto our system. Related product revenue increased 172.5% as we delivered additional screen-based telephones and fulfillment material to our new retail customers.

Cost of Revenues

Cost of revenues increased 175.0% to $5.1 million in 1997 as compared to $1.9 million in 1996. This increase was primarily attributable to a 239.3% increase in telecommunication costs, a 237.9% increase in customer service costs and a 98.8% increase in billpaying processing costs. These increases resulted from the increased number of retail customers, an increase in staff to support the growth of our operations and the recognition of a $496,721 reserve on screen-based telephones.

General and Administrative

General and administrative expenses increased 13.6% to $2.5 million in 1997 as compared to $2.2 million in 1996. This increase was due to a one-time $137,000 charge incurred in November 1997 due to a reduction in head count. As a result of the growth in operations we had a 130.5% increase in rent expense associated with office expansion, a 92.9% increase in depreciation and amortization expense, and an 18.4% increase in salaries expense associated with additional staffing. These expenses increased as a result of the growth of our operations. The increase in general and administrative expenses was partially offset by the absence of bonus awards in 1997.

Sales and Marketing

Sales and marketing expenses increased 44.8% to $3.3 million in 1997 as compared to $2.2 million in 1996. Approximately 27.7% of this increase was attributable to the account services group which was formed in order to strengthen client relations and promote adoption of our services by the retail customers of the growing number of launched financial institution clients. Additionally, sales commissions increased 97.9% commensurate with the increase in the number of signed financial institution clients. Travel expenses increased 19.0% due to the addition of new sales representatives.

Systems and Development

Systems and development expenses increased 82.6% to $2.7 million in 1997 as compared to $1.5 million in 1996. This was primarily attributable to costs associated with a technical staff expansion to support the enhancement of our Opus(sm) system, which resulted in a 78.5% increase in salary and benefits and a 480.4% increase in recruiting costs.

Other Income and Expense

Interest income increased 338.7% to $147,988 in 1997 as compared to $33,730 in 1996. This increase was offset by a 37.2% increase in interest expense to $471,187 in 1997 as compared to $343,384, in 1996 as a result of increased bridge loans and equipment financing in 1997.

Quarterly Results of Operations

The following table presents certain unaudited quarterly financial information for each of the eight quarters during the years ended December 31, 1997 and 1998. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein. We expect to continue to experience fluctuations in our quarterly operating results. Our quarterly results have in the past been subject to fluctuations and, therefore, the operating results for any quarter or quarters are not necessarily indicative of results for any future period. The quarterly results data should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

                               -----------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED,
                               -----------------------------------------------------------------------------------
                                                        1997                                       1998
                               ------------------------------------------------------    -------------------------
                                MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31     MARCH 31       JUNE 30
                               -----------   -----------   ------------   -----------    -----------   -----------
STATEMENT OF OPERATIONS DATA
Revenues:
  Core services..............  $   117,294   $   193,592   $   308,144    $  392,131     $   479,409   $   484,642
  Support services...........       21,045        45,231        64,946        76,475         105,322       123,671
  Implementation fees........      230,875       316,650       340,525       422,900         159,825       274,100
  Related products...........       46,977        56,344        80,290       141,125          75,184        63,037
                               -----------   -----------   -----------    -----------    -----------   -----------
        Total revenues.......      416,191       611,817       793,905     1,032,631         819,740       945,450
Expenses:
  Cost of revenues...........      803,692     1,067,636     1,213,454     2,043,802       1,368,803     1,513,971
  General and
    administrative...........      523,561       541,482       611,519       831,496         521,397       543,781
  Sales and marketing........      694,404       918,937       854,229       790,155         733,827       731,935
  Systems and development....      629,273       626,686       765,952       660,350         547,028       607,131
                               -----------   -----------   -----------    -----------    -----------   -----------
        Total expenses.......    2,650,930     3,154,741     3,445,154     4,325,803       3,171,055     3,396,818
                               -----------   -----------   -----------    -----------    -----------   -----------
Loss from operations.........   (2,234,739)   (2,542,924)   (2,651,249)   (3,293,172)     (2,351,315)   (2,451,368)
                               -----------   -----------   -----------    -----------    -----------   -----------
Total other income
  (expense)..................     (129,204)     (131,596)        3,884       (66,811)        (71,744)     (290,894)
                               -----------   -----------   -----------    -----------    -----------   -----------
Net loss.....................  $(2,363,943)  $(2,674,520)  $(2,647,365)   $(3,359,983)   $(2,423,059)  $(2,742,262)
                               ===========   ===========   ===========    ===========    ===========   ===========

                               --------------------------
                                  THREE MONTHS ENDED,
                               --------------------------
                                          1998
                               --------------------------
                               SEPTEMBER 30   DECEMBER 31
                               ------------   -----------
STATEMENT OF OPERATIONS DATA
Revenues:
  Core services..............  $   583,070    $   674,109
  Support services...........      166,959        248,866
  Implementation fees........      354,509        411,724
  Related products...........       58,393         63,284
                               -----------    -----------
        Total revenues.......    1,162,931      1,397,983
Expenses:
  Cost of revenues...........    1,538,946      1,867,742
  General and
    administrative...........      564,323      1,075,528
  Sales and marketing........      853,876      1,058,090
  Systems and development....      601,616        688,840
                               -----------    -----------
        Total expenses.......    3,558,761      4,690,200
                               -----------    -----------
Loss from operations.........   (2,395,830)    (3,292,217)
                               -----------    -----------
Total other income
  (expense)..................     (367,243)      (337,858)
                               -----------    -----------
Net loss.....................  $(2,763,073)   $(3,630,075)
                               ===========    ===========

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have raised approximately $50.2 million of capital, consisting of $12.5 million for common stock and Series A preferred stock, $18.4 million for redeemable preferred stock and $19.3 million of debt. Of the debt, $850,000 has been exchanged for common stock and $8.0 million has been exchanged for redeemable preferred stock. We have also utilized $1.8 million of capital lease financing. Through December 31, 1998, we invested $5.5 million in capital expenditures and applied the remainder to development of our Opus(sm) system and the creation of the infrastructure requirements to support our increased client base.

Beyond our capital expenditures, the funds we have raised have been applied to support our working capital needs. These needs prior to 1996 consisted primarily of costs to develop and implement our infrastructure. In these years, we raised a total of $14.1 million, consisting of $795,000 from the issuance of Series A preferred stock, $1.6 million from the issuance of debt, and $11.7 million from the issuance of common stock.

Beginning in 1996 and through December 31, 1998, our working capital needs expanded significantly as our client base grew from 18 to 315 financial institution clients. Our infrastructure needs grew to accommodate our expanding client base.

During 1996, we raised $4.0 million of debt. During 1996, we also issued $670,000 of Series B preferred stock.

During 1997, we received $335,000 from the issuance of Series B preferred stock, net cash proceeds of $7.6 million from the issuance of Series C preferred stock and $3.3 million from the issuance of convertible debt. In 1997 we also issued an equipment financing note from which we received $1.5 million.

During 1998, we received net cash proceeds of $4.6 million from the issuance of Series C preferred stock and $8.0 million from the issuance of two senior debt notes. We also received an additional $434,000 under our equipment financing note. Additionally, in 1998 we incurred $450,000 of debt.

Throughout the three years ended December 31, 1998, we used lease financing to obtain systems hardware and other assets. In total, we obtained $1.8 million of capital lease financing during this period, mostly in 1998.

Finally, in the first quarter of 1999 we received net cash proceeds of $5.2 million from the issuance of Series C preferred stock.

As of December 31, 1998, we had $8 million of senior debt outstanding, with principal and interest maturing on March 31, 2001. Also at December 31, 1998 we had $1.7 million of equipment notes outstanding. The equipment notes require monthly payments of $61,500 from July 1, 1998 through maturity on June 1, 2001. As of December 31, 1998, we had $1.2 million of capital lease financing obligations outstanding. At December 31, 1998, we had cash of $3.5 million. In the next twelve months we expect capital expenditures of approximately $500,000.

We believe that these resources, together with the estimated net proceeds from this offering and anticipated debt and capital lease financing, will be sufficient to fund our operations for at least the next 12 months. If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

IMPACT OF YEAR 2000 ISSUE ON THE OPERATIONS AND FINANCIAL CONDITION OF ONLINE RESOURCES

Year 2000 Issue

Many computer programs, computer systems and other equipment that process or store date-related information by using two digits to represent the year cannot appropriately differentiate the century. As a result, these systems may not be able to accurately process data before, during or after the year 2000. While we believe that we have taken adequate steps to make sure that our systems are Year 2000 compliant and we do not believe that we will incur material costs to prepare for the Year 2000 date change, achieving complete Year 2000 compliance is subject to various risks and uncertainties. We acknowledge that the Year 2000 date change may lead to failures of systems that may have a material and adverse effect on our business.

State of Readiness

We have been aware of the Year 2000 issue since our inception in 1989 and have focused attention on making our business systems Year 2000 compliant since that time. We developed and deployed our Year 2000 compliant platform architecture starting in 1996. During 1998, the Year 2000 project team began Year 2000 compliance testing. We are currently engaged in implementing Year 2000 compliant systems for all of our customers. Additionally, effort has been concentrated on business systems owned or operated by us or third parties, and which directly affect our ability to provide our services or otherwise affect revenues or reliability. The failure of such systems (collectively identified as "Critical Systems") for a period of time may lead to unrecoverable consequences. To mitigate risks associated with the Year 2000 issue, we have adopted a Year 2000 compliance program for our Critical Systems that has included designation of a Year 2000 project team; formulation and implementation of a Year 2000 project plan; systematic and comprehensive inventory, assessment, remediation and testing of all Critical Systems; and contingency planning.

Our Year 2000 program has the following phases and components:

Phase 1. Awareness of Problem
A Year 2000 coordinator has been designated to monitor Year 2000 events, direct communications within the company regarding Year 2000 and report and monitor progress of Year 2000 activities. It is our policy to evaluate for Year 2000 compliance, all software, hardware and telecommunications services we purchase. A checklist of Year 2000 considerations is used for this purpose.

Phase 2. Assessment of Impact and Complexity
To assess the magnitude and complexity of Year 2000 conversion issues, we performed a comprehensive inventory of Year 2000 issues at the enterprise level. We approved an operating definition of Year 2000 compliance to mean that the system hardware and software supports dates changing from the 1900s to the 2000s without major delays resulting from the date change and without affecting the intended performance of the system. We completed a comprehensive system inventory of core operations, development systems and administration that encompassed the following areas: proprietary software; operating systems; third party software and products of other companies utilized for critical operations; computer equipment and network components; telecommunications including voice, data and automated call distribution systems; database systems and data; automated accounting systems; computer equipment; infrastructure including buildings, electrical power, security systems, elevators and HVAC systems; and interfaces to external networks, processors and financial institutions. Because the Year 2000 project has been considered part of the overall planning, no initiatives will be delayed significantly as a result of Year 2000 testing. However, testing and certification will be required.

Phase 3. Remediation and Renovation
We have adopted a plan for renovation with regard to computer systems that involves the following main steps:

     - identify all systems that are not currently Year 2000 compliant;

     - prioritize all conversion issues based on identifying those systems and processes that directly affect the delivery of our products and services, other mission-critical systems and non-critical ancillary or support systems;

     - determine whether to renovate, retire or replace each noncompliant system (renovate, retire, or replace);

     - convert the system or software to be Year 2000 compliant or replace the system depending on the system;

     - schedule Year 2000 compliance testing and test all interfaces, starting with mission-critical interfaces; and

     - implement Year 2000 compliant platform architecture and systems for all customers.

Phase 4. Validation and Testing
The goal of Year 2000 testing is to demonstrate the capability of systems to process dates into the next century and to identify any additional modifications that may be required. Systems and software are then modified or replaced so that they process date information correctly. As of March, 1999, testing of internal "mission-critical" systems has been completed and testing with external service providers and customers has been started.

Phase 5. Implementation
The process for implementing Year 2000 compliant platform architecture and deploying Year 2000 compliant systems for all customers is currently in progress. Testing will continue through the Year 2000 as new customers are connected to the system.

Costs

We have incurred expenses of $250,000 through March 16, 1999 in connection with the Year 2000 program. All expenses relating to Year 2000 compliance have been incurred in the normal course of our business, as we have developed and acquired the necessary products, network components and services, and implemented specific client applications. The most significant costs to date have been those related to testing and certifying our systems with external parties, particularly ATM networks. The Year 2000 budget of $300,000 to $500,000 for fiscal 1999 is included within the current information systems budget. Prioritizing Year 2000 work within the context of the total budget is through submission and approval by the executive sponsors.

Risks

If we fail to solve a Year 2000 compliance problem with one of our systems, the result could be a failure or interruption of normal business operations. We believe that, due to the relative newness of our systems, the comprehensive scope of our Year 2000 planning and program, and the remediation and testing undertaken and completed by our compliance team, the potential for significant interruptions to normal operations should be minimal. The primary risks of Year 2000 failures are those related to external service providers including telecommunications, electrical power, ATM networks, and financial and accounting systems that we rely upon daily. Worst-case risks inherent in this business include the following:

     - Protracted interruption of electrical power to our operations and data centers could materially and negatively impact our ability to provide online transaction processing and other services. As part of our disaster recovery program, we have an emergency power generation system and the capability to transfer all critical systems to the alternative source for a period of up to 60 days. However, electrical power interruptions that impact external telecommunication services could adversely impact us due to reliance on these systems for day-to-day business.

     - Protracted interruption of telecommunications and data network services to our operations facilities could materially and negatively impact our ability to provide data center operations. We have performed a detailed assessment of the components of our telecommunications infrastructure and tested our systems for compliance. We have contacted all critical external service providers and obtained assurances and information about the compliance programs of these companies. In some instances, we have identified alternative providers and requisitioned alternative service agreements.

     - The failure of certain components of our "back office" and related systems could materially and negatively impact our business. However, as a function of business growth, these systems are planned to be retired before the end of 1999. As a contingency planning measure, we have performed a technical assessment of the current systems and their software applications in the event that the deployment of any Year 2000 compliant system is delayed beyond December, 1999.

     - In the course of business, we use software products and services provided by other companies and some of our systems interface to other companies' systems. We have obtained information from various other third-party providers regarding the Year 2000 readiness of their systems and we are continuing to review this information. We have submitted requests to other third parties for information regarding the Year 2000 readiness of their systems. We do not have any control over these third parties, and we cannot guarantee that their products and systems will not suffer any adverse effects due to the Year 2000 issue that may have a material adverse effect on our business.

     - We anticipate completing our Year 2000 readiness and compliance program by the third quarter of 1999. If we do not complete our testing and implementation plans, the potential Year 2000 liabilities may be increased. We could respond late or not at all to problems caused by the date changeover at the end of 1999. In addition, any response we make may be poorly conceived or executed. Our compliance program includes contingency plans that are continually being reviewed.

Risk Management

From a risk management perspective, the types of potential losses related to Year 2000 issues include material or "property" losses due to data corruption, erasure, reduced system performance, or calculation errors, including loss of income. We may also face losses resulting from liability to an injured third party due to the use of our software or systems with a Year 2000 deficiency. We are attempting to mitigate losses by ensuring Year 2000 capability. In addition, we are currently reviewing our general liability and other insurance policies to ensure that appropriate coverage is provided for the Year 2000 risks.

Contingency Plans

Contingency plans have been established to mitigate the risks associated with the project not being completed on time. If the Year 2000 project is not completed on time for any reason, we have solicited and received proposals from Year 2000 consulting specialists to fulfill the Year 2000 process including performance of tests and validation. Unexpected production problems could result in the utilization of Year 2000 staffing and system resources. In the unlikely scenario that we fail to successfully complete renovation or testing of mission-critical systems, Year 2000 specialists are contracted to complete the remediation process.

Although we have found no material Year 2000 problems with our internal mission-critical systems, and despite our expectation that Year 2000 compliance efforts will result in Year 2000 compliant services, we are currently developing business continuation contingency plans and performing tests on our existing systems. We expect to complete all testing with material third parties by September 1999.

Although we have taken appropriate steps to ensure that our business is not impacted by the date transition to Year 2000 dates, we are not responsible for, and we do not control the various telecommunications networks including voice and data communication carriers, the ATM networks, the Internet or other external parts of our technological environment and infrastructure.

Forward-looking Statements

This Year 2000 discussion contains "forward-looking statements." Such statements including without limitation, anticipated costs and the dates by which we expect to complete certain actions, are based on management's best current estimates, which were derived based on numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant systems, the results of Year 2000 testing, adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are outsourcers, service providers, suppliers, and vendors to us, unanticipated system costs, the adequacy of and ability to implement contingency plans, and similar uncertainties.

                                    BUSINESS

OVERVIEW

We are a leading provider of electronic commerce solutions that enable our clients to provide branded Internet and other online banking services to their retail customers. Our clients are regional and community financial institutions. We offer our clients' retail customers online banking, billpaying and access to complementary financial products. As part of our services, we provide customer support through our call center, marketing services and other services. Together, our capabilities provide a single source electronic commerce solution.

We provide a financial electronic commerce hub through our proprietary Opus(sm) system. The key to our system is the middleware component which connects our clients, their retail customers and financial service providers, and integrates customer and financial data through our three gateways.

Our Access Gateway provides our clients' retail customers with a choice of access either through the Internet or through private communications networks, using either our PC software, our screen-based telephone, or a touch tone telephone. Our patented EFT Gateway enables real-time electronic funds transfer with substantially all U.S. depository financial institutions through various ATM networks. Our Services Gateway links retail customers to our online banking and billpaying services, as well as to other services offered through our third-party partners. These other services presently include loan approval, insurance, investment information and securities trading.

By December 31, 1998 we had substantially completed a key component of our hub by connecting with 50 ATM networks and processors. This essentially constitutes all major regional ATM networks, such as Star, Honor and NYCE, and most major core banking processors, including EDS, Fiserv and Alltel. We had launched a total of 117 financial institution clients, with 60 of these launched during 1998. Of our clients' total estimated customer base of approximately 3.7 million, we had 50,332 retail customers who were using our services by year end.

INDUSTRY BACKGROUND

Growth of Financial Electronic Commerce

Consumer acceptance of easy-to-use electronic media has had a significant impact on the financial services industry. Since most financial transactions require transferring only information, rather than tangible goods, the financial services industry is particularly well-suited for electronic commerce. The combination of the following trends is driving the adoption of financial electronic commerce:

- Expanding PC Ownership. Declining prices for PCs and rapid growth in the number of computer-literate consumers are driving increased penetration of PCs in U.S. homes. The Yankee Group estimates that by 1998 the percentage of U.S. consumer households owning a PC had grown to over 44% and expects this number to increase to 58% by the year 2002.

- Increasing Internet Accessibility. Reduced communications costs, improved Web browsers, and faster connection speeds have made the Internet increasingly accessible to consumers and to businesses offering products and services online. International Data Corporation or IDC estimates that there were 52 million Internet users in the U.S. at the end of 1998, and that this figure will grow to 136 million by the end of 2002.

- Increasing Acceptance of Electronic Commerce. Consumers have grown increasingly comfortable with the security of electronic commerce and are willing to conduct large transactions online. IDC estimates that goods and services purchased over the Internet in the U.S. will increase from approximately $26 billion in 1998 to over $269 billion in 2002.

Emergence of Online Financial Services

Financial institutions have begun to recognize the advantages offered by online delivery systems. Financial electronic commerce provides these institutions the opportunity to offer their services to targeted audiences. Additionally, these solutions provide financial institutions with the opportunity to reduce or eliminate personnel, paper and other back office expenses associated with traditional distribution channels.

Banks, thrifts and credit unions have responded by offering customers convenient at-home or at-work access to a range of financial services. Retail customers now have the capability to execute a wide array of online transactions, including funds transfers, billpaying, and consumer and residential loan processing. IDC estimates that the number of households banking online will expand to 6 million during 1999 and to 25 million by 2004.

With the rapid growth of the online banking market, financial institutions can no longer rely exclusively on traditional retail delivery methods. Financial institutions that are unable to offer competitive electronic banking as part of their overall services will find it increasingly difficult to attract and retain customers.

A number of Web-based financial service specialists such as Charles Schwab's E-Schwab, E*Trade, DLJdirect, and Datek are taking advantage of these trends in financial electronic commerce. According to IDC, the number of online brokerage accounts grew 73% over 1997 to 6.4 million by December 31, 1998. IDC expects this figure to reach 24 million by the end of 2002. IDC further estimates that the percentage of individual investors trading online will increase from 8% of the total trading population in 1998 to 30% in 2002.

Challenges for Regional and Community Financial Institutions

SNL Securities estimates that of 22,000 depository financial institutions in the U.S., all but approximately 80 are regional and community institutions with assets of less than $10 billion. Approximately 50% of U.S. deposits are held in these institutions. While the online banking trend is being driven primarily by very large financial institutions, regional and community financial institutions are being compelled to offer competitive products.

These financial institutions face many obstacles in making electronic commerce services available to their customers. In particular, they often lack the capital and human resources to:

     - develop the substantial technology infrastructure necessary to provide their customers with Internet and other online banking services;

     - develop the operating and technical expertise to deliver online services and manage rapidly changing technologies;

     - design and execute consumer marketing campaigns necessary to promote the use of online banking services; and

     - provide integrated customer support for their online banking services.

We believe that these limitations present a significant impediment to retaining and attracting customers and put these financial institutions at a distinct disadvantage.

THE ONLINE RESOURCES SOLUTION

We provide a single source electronic commerce solution which we believe enables regional and community financial institutions to offer the breadth of services needed to remain competitive. We bring economies of scale and technical expertise to our clients that would otherwise lack the resources to compete in the rapidly changing, complex financial services industry. We differentiate ourselves by internally developing, integrating and controlling many critical services, such as billpaying and call center support, rather than relying primarily on third-party providers for these services. As a single source vendor, we believe our clients benefit from one point of accountability and control. We believe our solution provides our clients with a cost-effective means to retain and expand their customer base, deliver their services more efficiently and strengthen their customer relationships.

We provide our solution through our (1) technology infrastructure, (2) operating and technical expertise, (3) marketing services, and (4) support services.

Our Technology Infrastructure

Regional and community financial institutions often lack the resources to develop the substantial infrastructure necessary to provide their customers with Internet and other online banking services. We provide our services through our proprietary Opus(SM) system. This system integrates our communications, systems, processing and support capabilities. We serve as a financial electronic commerce hub by connecting our financial institution clients, their retail customers and other financial service providers through three gateways. Our middleware component enables us to integrate customer and financial data gathered through our gateways. This unifying software co-ordinates customer authorization, transactions, settlement, security, user profiles, data warehousing, registration, fulfillment, administrative support and our customer call center services. These functions and our gateways operate substantially in real-time and provide an integrated application for our clients and their retail customers.

The following diagram illustrates our financial electronic commerce hub:
                     [ONLINE RESOURCES' FINANCIAL HUB GRAPH

- Our access gateway provides our clients' retail customers with a choice of access either through the Internet or through private communications networks using our PC software, our screen-based telephone or a touch tone telephone.

- Our electronic funds transfer gateway uses our patented process to link us to financial institutions in real-time through ATM networks, thereby leveraging the established banking industry infrastructure for online payments. We have completed connection and certification to 50 ATM networks and processors. Our connectivity through these ATM networks and processors gives us an established path to most U.S. depository financial institutions and provides a rapid, low cost way to securely link to their host and legacy systems.

- Our services gateway allows us to provide our clients' retail customers with a single point of selection for a broad range of financial products. We perform and integrate our own online banking and billpaying services. Third-party partners provide other financial products through our Financial Services Center. Today these products include loan approval, insurance, investment information and securities trading.

Our Operating and Technical Expertise

We provide regional and community financial institutions with our operating and technical expertise. We believe that our industry focus and outsourcing capabilities add value for our clients by simplifying complex processes and technologies. After seven years of operating experience, we have established the processes, procedures, controls and staff necessary to keep our systems running reliably and securely. At the same time, we have developed the organizational flexibility and inter-disciplinary staff skills necessary to adjust to a rapidly changing environment.

Our Marketing Services

We actively support the retail customer marketing programs of our clients. We supply marketing support material, such as standardized retail customer applications, signage, media templates and promotional programs. All marketing support material is privately branded by our financial institution clients. In addition, for selected clients, we assume some consumer marketing responsibilities. These services are also privately branded.

Our Support Services

We provide a comprehensive set of support services to complement our banking and billpaying services. These support services include our customer service center, Web site design and hosting, billing, administrative services, security and communications services. We provide each of these services on an optional basis and have fully integrated them into our banking, billpaying and related products.

STRATEGY

Our goal is to become the leading provider of electronic commerce solutions to financial institutions by rapidly expanding and enhancing our hub. As our business grows, we believe we can lower costs through economies of scale and create new opportunities for marketing and distribution. Our strategy includes the following key elements:

Continue Rapid Expansion of Our Financial Institution Client Base

We rapidly increased our financial institution client base from 18 to 315 over the three years ended December 31, 1998; however, a large portion of our target market is still unserved. We seek to expand our universe of financial institution clients through a multiple channel sales strategy. Our direct sales force focuses on the mid-sized financial institution within our target client base. In addition, we intend to leverage our growing network of marketing partners to resell our solution to the smaller and larger financial institution market.

Increase Retail Customer Usage

We intend to increase retail customer usage by accelerating the launches of our financial institution clients using our system and increasing their retail customer adoption levels. The recently completed connections and certifications with 50 ATM networks and processors provide us with a platform that allows us to more aggressively launch our backlog of signed financial institution clients. We are also expanding our consumer marketing services to increase retail customer adoption rates. We have hired a senior consumer marketing director and have begun direct marketing pilot programs with some of our financial institution clients. As part of this initiative, we utilize our BankOnline.com Web site to direct potential retail customers to our financial institution clients.

Enhance Our Services Gateway

We believe our financial institution clients and their retail customers represent an attractive distribution channel for additional financial services and content provided by us and by our third-party partners. We expect to integrate bill presentment into our billpaying services through alliances with companies who specialize in servicing billers. We also intend to expand our Financial Services Center to include additional retail services and content. Our recent partnership with Intuit will further support retail customers with their "small office/home office" business banking needs. Our patented method for targeting advertising will allow us to support our clients' efforts to cross-sell financial services.

Maintain Superior Service Quality and Support Services

We believe that providing superior quality service is important in attracting and retaining financial institutions and their retail customers. This is imperative to our clients since our online banking services and customer call center are branded in their name. Despite the challenges of building our infrastructure to meet the demands of our rapidly growing client base, we believe our quality of service is currently among the highest in the industry. Our system availability now exceeds 99.5%. Approximately 54% of our billpayments are made electronically and our billpaying error rate is 0.1%. We also expanded our customer call center from 44 to 57 employees during 1998 and we have invested substantially in specialized call center systems, software and management. We believe that we are able to provide our technology-based services with a high level of proficiency and interaction that could not easily be attained and controlled when outsourced to third parties.

Strengthen Integration of Financial Data

We believe that a key to assisting our clients in remaining competitive in electronic commerce will hinge on their ability to package and seamlessly integrate multiple services and products. This ability will allow our clients' retail customers to conduct and control all of their financial affairs conveniently. We expect that this will further strengthen the relationships between our clients and their retail customers. We recently upgraded our proprietary middleware and made substantial investments in software tools and technical staff to further enhance our integration capabilities. Using these resources, we plan to create a more fully integrated application with third-party financial service providers, such as by performing real-time debits and credits for their services.

The following diagram illustrates our fully integrated applications:
             [ONLINE RESOURCES' FULLY INTEGRATED APPLICATION GRAPH

SERVICES AND RELATED PRODUCTS

We offer a single source electronic commerce solution to our financial institution clients. Typically, we contract with our clients to provide a fully-integrated set of Internet and other online banking and financial services and related products. We are able to provide these services and products to meet our clients' specific needs. Our services and related products include: (1) implementation, (2) banking and billpaying, (3) support services, and (4) third-party services gateway.

Implementation

Initially, we contract with a financial institution to provide services and products tailored to meet its specific needs. At the time of entering into a contract, a financial institution client pays a one-time fee which generally ranges from $3,000 to $50,000 based on certain factors, including the size of the financial institution and the scope of services.

Implementation consists of systems integration and a pilot testing period. A project management team is assembled to integrate our hub with a financial institution client's legacy host system, typically via an ATM network. A financial institution's legacy host system houses its transaction accounts. Upon completion of systems integration, we conduct a pilot testing period using selected customers and employees. Following the pilot, the financial institution client is fully launched and services are made generally available to its retail customers. At this point, the financial institution client begins to pay at least the minimum user fees. Our goal is to complete full implementation within 180 days from the date a contract is signed.

Banking and Billpaying

Our banking and billpaying services allow a financial institution to offer to its retail customers and "small office/home office" business customers 24 hours a day, seven days a week account access and transaction capabilities. Retail customers are able to access their accounts anytime and anywhere either through the Internet or through a private communications network using our PC software, our screen-based telephone or a touch tone telephone.

Our banking and billpaying services offer retail customers the following features:

     - viewing transaction histories and real-time account balances;

     - transferring funds within and between financial institutions either immediately or in the future;

     - initiating immediate and future bill payments or transfers; and

     - viewing projected balances based upon billpaying and account activities.

Using our PC software, our clients' retail customers may import and export data with popular personal financial management software such as Quicken and Microsoft Money. We also offer "small office/home office" capabilities and have partnered with Intuit to support QuickBooks and other popular small business services.

Using our billpaying service, retail customers may pay any merchant biller or individual. Approximately 54% of our billpayments are currently made electronically to merchants. We guarantee electronic billpayments will be received within two business days of initiation by the retail customer. We guarantee paper payment will be received within five business days. Paper and electronic payments are drawn on our escrow account. As of December 31, 1998, we had a billpaying database of approximately 460,000 merchant-user links to 47,000 discreet merchant billers.

We believe our real-time debit process, described under "Systems and Technology" below, offers substantial cost and quality advantages in our billpaying services. Under alternative batch-oriented debit systems, the billpaying processor cannot immediately verify the availability of sufficient funds to cover the bill payment. This may result in potential collections issues, the need to assess credit risk and increased use of paper versus electronic payments. We therefore believe that real-time debit capability results in a higher percentage of electronic payments, lower operating costs and a higher quality of service.

Our banking and billpaying services generate revenues from recurring monthly fixed fees charged to financial institution clients, typically based on the number of enrolled retail customer. Banking and billpaying services are priced on a monthly per retail customer basis, and in limited cases, on a transaction basis. Pricing ranges from $1.95 to $7.45 per month per retail customer depending upon the level of services we provide to the financial institution. The pricing of these services to retail customers is at the discretion of each financial institution. Because our clients generally derive internal cost savings, account retention and other marketing benefits by offering our services, the majority of our clients do not pass all of these charges through to their retail customers, and an increasing number of clients offer the banking portion of our services free-of-charge.

Support Services

We complement our banking and billpaying services with the following comprehensive support services:

     - Customer Service Center. We maintain a customer service center for financial institution clients that choose to outsource this service to us. Retail customers can access the customer service operation by phone or e-mail 24 hours a day, seven days a week. As of December 31, 1998, our customer service center had 57 employees available to respond to retail customers' questions relating to enrollment, transactions or technical support. For those clients that choose not to use our customer service bureau, we provide proprietary software for their customer service operations.

     - Web Site Design and Hosting. We offer Web site design and hosting services to our financial institution clients. We charge an upfront fee for design and a recurring monthly maintenance fee for hosting the Web site.

     - Consumer Marketing. We provide packaged and customized marketing materials to our financial institution clients which are, in turn, privately labeled by them. These materials include customer applications, signage, regulatory compliance forms, demonstration software, and devices and advertising templates for a variety of media, including television and radio. Standard marketing services are bundled with our implementation services. Customized marketing support is provided for an additional charge.

     - Administrative Services. We provide administrative support services to our financial institution clients including the compilation of customized reports regarding their retail customers' account activity. We charge our clients on an hourly basis for these services.

     - Communications and Security Services. We provide communications network management and related security support for financial institution clients that use our non-Internet-based services. In some cases, we bundle the cost of these services with our banking and billpaying services fees. In other cases, we unbundle these costs and charge on a usage basis.

Third-Party Services Gateway

We facilitate retail customers' linking to additional financial services beyond our proprietary banking and billpaying services. We provide our clients' retail customers with a comprehensive suite of financial services through our Financial Services Center, which currently supports Internet-based delivery of:

     - investment tools and access to major online investment brokerage services (Thomson Financial);

     - loans (Bisys Marketing Solutions);

     - insurance (InsWeb);

     - financial planning tools for home buying, college education and retirement; and

     - shopping services (Amazon.com, 1-800 Flowers and the Travel Page).

We have also developed business arrangements and links to third parties for expanded retail customer access. We currently have such arrangements, in various stages of development, with eight third-party access providers, such as America Online, UltraData (a banking software provider of hosting and server solutions), Voice Access (a voice response system provider to financial institutions), and Aftech (a core banking processor subsidiary of Fiserv serving credit unions).

In addition, by aggregating the retail customers of our financial institution clients into a large online community, we believe we have begun to assemble an attractive audience for third parties to market their products and services. In cooperation with our financial institution clients, we believe that over time this aggregated community will generate significant buying power and could attract many additional third-party providers.

SALES AND MARKETING

We have adopted a multiple channel institutional sales strategy, covering both direct and indirect sales. Our direct sales team focuses on mid-sized financial institutions. Our indirect sales team supports our marketing partners, who sell to small or very large financial institutions. In addition to our institutional sales strategy, we also actively assist with or assume the consumer marketing programs of our clients.

Direct Marketing to Financial Institutions

As of December 31, 1998, we had an eight person direct sales force focusing on our target market: depository institutions with 10,000 to 350,000 transaction accounts. Members of the direct sales team have an average of over 12 years of industry experience. Our direct sales team operates out of seven field locations throughout the U.S. and is geographically organized with some specialization by industry and account size. Sales representatives earn a base salary plus commission and are offered incentives to support indirect sales with our marketing partners.

Indirect Sales to Financial Institutions

We support an indirect sales channel by partnering with third parties who sell complementary services or products to financial institutions. As of December 31, 1998, we had an experienced four-person indirect sales team coordinating 34 marketing partners covering approximately 15,000 financial institutions. These alliances leverage the established vending relationships of our marketing partners and reduce marketing costs by replacing the need for a larger direct sales force. Our marketing partners include ATM networks such as MAC and Honor, software providers such as Intuit, communications server vendors such as UltraData, core banking processors such as Affiliated Computer Systems, payment servicers such as Deluxe Payment Systems, and endorsers such as America's Community Bankers. Fee arrangements for our marketing partners vary and are based on the value-added and scope of responsibilities assumed by the marketing partner. Typically, marketing partners earn a portion of our implementation fee. If the marketing partner performs additional on-going account management and other support services, then the marketing partner may earn a small portion of our on-going operating fees. Additionally, marketing partners may benefit from the direct sales of their products and services, such as transaction fees for ATM networks and processors.

Consumer Marketing Support for Financial Institution Clients

We intend to use a portion of the proceeds of this offering to provide co-marketing programs to our financial institution clients. We recently created a consumer marketing department whose main focus is creating cost-effective programs to increase the rate of retail customer adoption. Initially, the programs will use several direct marketing media including, direct mail, telemarketing and direct selling. The marketing programs will be privately branded by the financial institutions so they may take advantage of their existing relationships. We believe this will be a critical factor to the success of our marketing programs. We also developed and support our BankOnline.com Web site. This site is being used as a co-marketing vehicle to attract and expand the number of retail customers of our financial institution clients.

SYSTEMS AND TECHNOLOGY

Overview

We designed our systems and technology around real-time communications and processing which optimizes quality, scalability and cost. Our systems are based on a multi-tiered architecture consisting of:

     - Enabling technology--proprietary and commercial software and hardware enabling retail customers to easily access our hub;

     - Front-end servers--proprietary and commercial communications software and hardware providing Internet and private communications access to our hub for retail customers;

     - Middleware--proprietary and commercial software and hardware used to integrate customer and financial data and to process financial transactions;

     - Back-end systems--databases and proprietary software which support our banking and billpaying services; and

     - Support systems--proprietary and commercial systems supporting our customer service and other support services.

Our systems architecture is designed to provide retail customer access across multiple devices and communications channels, into a common database integrated with our banking and billpaying services and our proprietary support services software. Third-party financial services are linked to our systems through the Internet, which we plan to more fully integrate into our retail customer application and transaction processing. Our proprietary enabling PC software is designed to export and import data to popular personal financial management software, such as Quicken and Microsoft Money. By incorporating such third-party capabilities into our system, we are able to focus our technical resources on our proprietary middleware and integrating capabilities.

Real-Time ATM Network-Based Process

We typically link to financial institution clients through an ATM network. By using an ATM network or processor to link into a financial institution client's primary database for retail customer accounts, we take advantage of established electronic funds transfer infrastructure. This includes all telecommunications and software links, security, settlements and other critical operating rules and processes. Using this ATM architecture, financial institution clients avoid the substantial additional costs necessary to expand their existing infrastructure. The net result of using this architecture is that high quality remote financial electronic commerce services can be provided, enabling retail customers to access their financial account information and pay bills by debiting funds from their accounts.

The following diagram illustrates our patented ATM network-based process:
                         ONLINE RESOURCES STEP 4 GRAPH

- Step 1: The retail customer accesses our services either through the Internet or through a private network using our PC software, our screen-based telephone or a touch tone telephone. Once connected, the retail customer has the ability to execute transactions and view banking and billpaying information on a real-time basis.

- Step 2: Once the retail customer authorizes payment to a merchant, we verify availability of sufficient funds in the customer's account via the ATM network.

- Step 3: Upon verification of funds availability, the customer's account is debited immediately and the guaranteed payment amount is transferred into our escrow account at the end of the day.

- Step 4: We forward the funds with remittance information to the merchant biller for processing.

In addition to quality and cost benefits associated with billpaying, we believe that our real-time architecture is more scalable than traditional batch systems, which warehouse and store duplicate data. Instead of duplicating each financial institution's host system by daily batch transmittal of customer balance information, we communicate in real-time through online ATM networks and processors to retrieve account balances as needed. We are therefore working with ATM networks and processors to expand their transaction support to include retail customer account histories, access to additional information and interest-related security standards.

Security and Systems Integrity

Our services and related products provide security and system integrity which are based on proven Internet and other communications standards, certified ATM network transaction processing procedures and banking industry standards for control and data processing. Prevailing security standards for Internet-based transactions are incorporated into our Internet solution, including but not limited to, Secure Socket Layer 128K encryption, using public-private key algorithms developed by RSA, along with firewall technology for secured transactions. In the case of payment and transaction processing, we meet security transaction processing and other operating certification standards for each ATM network through which we route transactions. We also employ Digital Encryption Standards technology for transactions processed through our screen-based telephone and PC software. Our interactive voice response system performs transactions only if the retail customer is first verified through the financial institution client's interactive voice response security system. Finally, in conformance with industry standards promulgated by applicable financial institution regulatory bodies, we adhere to SAS 70 types I and II requirements for control, data processing and disaster recovery.

PROPRIETARY RIGHTS

In June 1993, we were awarded U.S. patent number 5,220,501 covering our real-time ATM network-based payments process. Our patent covers billpaying and other online payments made from the home using any enabling device where the transaction is routed in real-time through an ATM network. We have licensed this patent to other parties for limited use. In March 1995 we cross-licensed our patent to Citibank for their internal use in settlement of litigation.

On February 9, 1999, we were awarded U.S. patent number 5,870,724 for targeting advertising in a home retail banking delivery service. This patent provides for the targeting of advertising or messaging to home banking users, using their confidential billpayment and other financial information, while preserving consumer privacy. Acting in co-operation and on behalf of a financial institution client, we first analyze their billpaying and other financial data to determine an advertising profile or purchasing power. The patent provides for the targeted advertisement or other message to the selected person or group based on their profile. No third parties have access to the retail customers' sensitive financial data. Through interactive messaging, selected retail customers of our financial institutions receiving the advertisement or message then have the choice of releasing their names to the advertiser or messenger. The confidentiality of their sensitive financial information is thereby preserved and released only with the approval of the financial institution client and their retail customers.

In addition to our patent we have registered trademarks. We also have Internet domain names including BankOnline.com. A significant portion of our systems, software and processes are proprietary. So, as a matter of policy, all management and technical employees execute non-disclosure agreements as a condition of employment.

COMPETITION

We believe that the principal competitive factors in our market are industry trust, technical capabilities, operating effectiveness, cost and scalability, customer service, security, speed to market, and capital. Many of our competitors have the financial, technical and marketing resources, plus established industry relationships, to better compete based on these factors. Competitive pressures we face may have a material adverse effect on our business, financial condition or operating results.

We are not aware of any other company which offers a similar financial electronic commerce hub which integrates multiple consumer access channels into a common database, in-sources banking and billpaying services, fully integrates support services and links to other financial service providers. However, many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors, namely CheckFree and TransPoint (the joint venture between Microsoft, First Data Corporation and Citibank), while currently targeting billpaying and presentment services to large financial institutions, do provide or have the ability to provide the same range of services we offer and could determine to direct their marketing initiatives towards our targeted smaller financial institution client base.

Other competitors such as M&I Data, EDS, Fiserv and other core banking processors have broad distribution channels that bundle competing products directly to financial institutions. These core banking processors also have developed or acquired extensive online banking capabilities of their own, including billpayers in the case of M&I, which may be further expanded to exceed or meet our capabilities.

In addition, a significant number of companies offer portions of the services provided by us and compete directly with us to provide such services. For example, the Web servers of companies such as Broadvision, Digital Insight, Edify, Funds Express, nFront and Q-Up compete with our front-end Internet access capabilities. These and other software providers, such as Security First Technologies, First Data Direct Banking and CFI ProServices, have created outsourced units to provide a portion of our services. These companies may in turn use billpayers, such as CheckFree, Princeton Telecom, M&I Data (which is acquiring Travelers Express), who often team with access providers. Finally, there are networks, such as Integrion and NYCE, who facilitate connectivity by some of our competitors to certain larger financial institutions. Also, certain services such as Intuit's Quicken.com and Yahoo! Finance may be available to retail customers independent of financial institutions.

GOVERNMENT REGULATION

We are not licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Office of Thrift Supervision or other Federal or state agencies that regulate or monitor banks or other types of providers of financial electronic commerce services. Federal, state or foreign agencies may attempt to regulate our activities. Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. For example, Regulation E which is promulgated by the Federal Reserve Board, governs certain electronic funds transfers made by regulated financial institutions and providers of access devices and electronic fund transfer services, including many aspects of our services. Under Regulation E, we are required, among other things, to provide certain disclosure to retail customers, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting our business operations. We also may be subject to Federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

The market we currently target, the financial services industry, is subject to extensive and complex Federal and state regulation. Our current and prospective clients, which consist of financial institutions such as commercial banks, thrifts, credit unions, brokerage firms, credit card issuers, consumer finance companies, other loan originators, insurers and other providers of retail financial services, operate in markets that are subject to extensive and complex Federal and state regulations and oversight. While we are not generally subject to such regulations, our services and related products must be designed to work within the extensive and evolving regulatory constraints in which our clients operate. These constraints include Federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Credit Reporting Act, Bank Secrecy Act and the Community Reinvestment Act. Because many of these regulations were promulgated before the development of our system, the application of such regulations to our system must be determined on a case by case basis. We do not make representations to clients regarding the applicable regulatory requirements, but instead rely on each such client making its own assessment of the applicable regulatory provisions in deciding whether to become a client. Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services in order to address these or other privacy concerns. It is not possible to predict the impact that any such regulations could have on our business.

We currently offer services on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. The adoption of any such laws or regulations may limit the growth of the Internet, which could affect our ability to utilize the Internet to deliver financial electronic commerce services.

PROPERTIES

We are headquartered in McLean, Virginia where we lease approximately 36,000 square feet of office space, which will be expanded to 54,000 square feet by May 1999. The lease has a five-year term and expires July 31, 2002. We also lease approximately 3,000 square feet of office space in McLean, Virginia for our back-up site. We have field offices located in Atlanta, Chicago, Denver, Fort Worth, Orlando, Sacramento, and St. Louis.

EMPLOYEES

At December 31, 1998, we had 171 employees. None of our employees are represented by a collective bargaining arrangement. We believe our relationship with our employees is good.

LITIGATION

From time to time we may be involved in litigation arising in the normal course of our business. We are not a party to any litigation, individually or in the aggregate, that we believe would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors are as follows:

                      -----------------------------------------------------------
        NAME          AGE                         POSITION
---------------------------------------------------------------------------------
Matthew P. Lawlor     50   Chief Executive Officer and Chairman of the Board
Raymond T. Crosier    43   Executive Vice President--Client Services
Alex J. Seltzer       45   Executive Vice President--Systems & Technology
Ronald J. Bergamesca  39   Senior Vice President--Product and Consumer Marketing
Richard A. Martin     44   Senior Vice President--Operations
George E. Northup     40   Senior Vice President--Chief Financial Officer
Lori S. Stewart       49   Senior Vice President--Corporate Marketing
Barry F. Fingerhut*   51   Director
Michael H. Heath      56   Director
Thomas S. Johnson+    58   Director
Michael K. Lee+       40   Director
George M. Middlemas*  52   Director
David A. O'Connor*    64   Director
Joseph J. Spalluto+   40   Director

---------------
* Member of Compensation Committee

+ Member of Audit Committee

MATTHEW P. LAWLOR has served as Chairman and Chief Executive Officer since March 1989. Mr. Lawlor started his career as a project engineer with RCA. After completing his graduate business education in 1973, he joined Chemical Bank, where he later headed its leading regional consumer branch division and its international equity investment company. In 1980, he served as a Presidential Exchange Executive with the White House. He formed US Multitrade in 1981, a venture development firm noted for the seed financing of Security Dynamics Technologies, Inc. and other emerging growth companies. He later co-founded Online Resources, and currently serves on the Board of Directors of the Electronic Funds Transfer Association where he chairs its Internet Council. Mr. Lawlor has a BS in mechanical engineering from the University of Pennsylvania and an MBA from Harvard University.

RAYMOND T. CROSIER joined Online Resources in January 1996 as Senior Vice President responsible for institutional sales and was promoted to Executive Vice President responsible for client services, including institutional sales, client implementation, and client account management, in December 1997. He has 20 years of sales and marketing experience with the financial services industry. Before joining Online Resources, he served as Vice President of Sales for First Financial Management Corp., TeleCheck International, a check verification and guarantee firm, from 1977 to 1982. Mr. Crosier served in a variety of other management positions at TeleCheck, including in its national account division from 1989 to 1990 and customer service divisions from 1990 to 1995. Mr. Crosier received a BS in Psychology from the University of Virginia.

ALEX J. SELTZER joined Online Resources in January 1991 and currently serves as Executive Vice President responsible for systems and technology. Mr. Seltzer has 20 years experience in computer systems and electronics hardware. He formerly headed systems integration at NetExpress (a large facsimile network later acquired by Canon) from 1987 to 1989 and designed and developed a hand-held communications terminal for United Software Security. He also served with Telenet from 1976 to 1977, Data Resources from 1973 to 1976, and Strategic Planning Associates from 1980 to 1989. Mr. Seltzer has a BS in Computer Science from Massachusetts Institute of Technology and an MBA from Stanford University.

RONALD J. BERGAMESCA joined Online Resources in November 1998 and currently serves as Senior Vice President responsible for product and consumer marketing. He has 13 years of experience in direct marketing management. He was a Vice President of Cendant Corporation (formerly CUC International) from 1996 to 1998. He also served as a Product Manager at MBI, Inc. from 1986 to 1996, and was a Project Engineer at Exxon Corporation from 1981 to 1984. Mr. Bergamesca holds a BS degree in Mechanical Engineering from Lafayette College and an MBA degree from Massachusetts Institute of Technology.

RICHARD A. MARTIN joined Online Resources in June 1997 as Senior Vice President responsible for operations including billpayment operations, customer service bureau, and enabling product fulfillment. He has 20 years of operations experience in the financial services industry. He served as Director of Accounting Services for Boston Market, a retail franchiser, before joining Online Resources in 1997. From 1993 to 1996 he served as Vice President of Operations and Chief Financial Officer of MedKit Corporation, a medical software company. From 1979 to 1993, Mr. Martin served with Telecheck Services, Inc., a worldwide leader in check acceptance, guarantee, and collection services. While at TeleCheck, Mr. Martin attained the position of Vice President, Support Services including its customer service and call center. Mr. Martin holds a BS from the University of Maryland and is a CPA.

GEORGE E. NORTHUP joined Online Resources in October 1996 as Senior Vice President and Chief Financial Officer. He is responsible for corporate accounting and finance, legal affairs, and administration. Mr. Northup has 18 years experience, primarily in the high-technology and telecommunications arena. He previously held positions as vice president and controller of Intellicall, from 1992 to 1996, and Chief Financial Officer of Iverson Technology Corp from 1990 to 1991. Mr. Northup obtained his CPA while a member of the professional staff at Deloitte & Touche and received a BS from Duke University.

LORI S. STEWART joined Online Resources in May 1990 and serves as Senior Vice President responsible for corporate marketing, including public relations, product management, Internet services and marketing support. Ms. Stewart has 20 years of experience in financial services. From 1970 to 1983 she served with Lehman Brothers in corporate finance, where she was involved in general client services and financial marketing strategies. From 1985 to 1988 she served with Smith Barney & Co., where she was engaged in new business development and general marketing activities. Ms. Stewart has a BS from Santa Clara University.

BARRY K. FINGERHUT, has served as a Director of Online Resources since May 1996. He currently serves as President of Geo Capital Corp., an investment advisory firm, and as General Partner of Applewood Associates, 21(st) Century Capital, and Wheatley Partners, which are investment limited partnerships. Prior to joining Geo Capital, in 1981, Mr. Fingerhut was a limited partner and analyst at First Manhattan Co., and a general partner at Weiss, Peck and Greer, both of which are investment management and brokerage concerns. Mr. Fingerhut is a director of Carriage Services, Inc. UOL Publishing, Inc. and the Millbrook Press, Inc. Mr. Fingerhut holds a BS from the University of Maryland and an MBA from New York University. Mr. Fingerhut is a Director at the designation of Series C preferred stockholders.

MICHAEL H. HEATH has served as a Director since March 1989, and served as President of Online Resources from January 1995 to October 1997. Mr. Heath has held positions both in and outside of the financial services industry. He is the former President of MediaNews, which owned the Denver Post and the Houston Post; and President of The Record, a New Jersey-based regional newspaper and broadcast company. Mr. Heath also worked in a variety of senior management positions with Chemical Bank and a consumer branch division. Mr. Heath received his BA from Williams College and an MBA from Harvard University.

THOMAS S. JOHNSON has served as a Director of Online Resources since May 1994. Since August 1993, Mr. Johnson has served as Chairman and Chief Executive Officer of GreenPoint Bank and GreenPoint Financial Corp., a large thrift and specialty mortgage originator based in New York. Mr. Johnson formerly served as President of Chemical Banking Corporation from 1983 to 1989, and as President of Manufacturers Hanover Trust Company from 1989 to 1991. Mr. Johnson is a director of R.R. Donnelly & Sons Company, Alleghany Corporation and GreenPoint Financial Corp. He holds a BA from Trinity College and an MBA from Harvard University.

MICHAEL K. LEE, a Director since June 1997, is founder and Managing Partner of Dominion Ventures, a venture capital firm specializing in emerging growth companies. With offices in Boston and San Francisco, Dominion currently manages over $200 million in institutional funds. Mr. Lee is a director of five private companies. Mr. Lee received his BS in Economics and an MBA from Brigham Young University. Mr. Lee is a Director at the designation of Series C preferred stockholders.

GEORGE M. MIDDLEMAS, a Director since June 1997, is a Managing General Partner of Apex Investment Partners ("Apex") focused in the telecommunications, software and information services industries. He has been a venture capital investor since 1979. Prior to joining Apex, Mr. Middlemas was a senior vice president and principal with Inco Venture Capital Management and a vice president and member of the investment commitment committee of Citicorp Venture Capital. He was instrumental in the founding of America Online and Security Dynamics Technologies, Inc. Mr. Middlemas is a director of Security Dynamics, Tutt Systems and Pure Cycle. Mr. Middlemas holds a BA in both history and political science from Pennsylvania State University, an MA in political science from the University of Pittsburgh, and an MBA from Harvard University. Mr. Middlemas is a Director at the designation of Series C preferred stockholders.

DAVID A. O'CONNOR, a Director since April 1996, is an EFT industry consultant. He was Vice Chairman of Honor Technologies, one of the largest ATM networks in the nation from 1997 to 1998. Mr. O'Connor was previously President of CashFlow, Inc. an electronic banking subsidiary of Sovran Financial Services (now NationsBank) and one of the first shared ATM networks. Later, Mr. O'Connor served as President and CEO of Internet, Inc., owner of MOST, which was the nation's fifth largest ATM network before merging with Honor Technologies. Mr. O'Connor served on the Board of Directors of the Electronic Funds Transfer Association and served as its chairman. He also served as President of the Mid-Atlantic Exchange and Senior Vice President of Virginia National Bank. Mr. O'Connor holds a BS from American University.

JOSEPH J. SPALLUTO, a Director since May 1995, is a Managing Director of Corporate Finance for Keefe Bruyette & Woods, Inc., a national investment banking firm specializing in the financial services industry. Keefe, Bruyette & Woods, Inc. is an investor in Online Resources and has participated in joint marketing programs with Online Resources. Mr. Spalluto has been with Keefe Bruyette & Woods, Inc. since August 1981. He holds a BA from Amherst College and a JD from the University of Connecticut.

CLASSIFICATION OF DIRECTORS

The eight directors comprising the Board of Directors will be divided into three classes. Two directors will constitute Class I and will stand for election at the annual meeting of stockholders to be held in 1999. Three directors will constitute Class II and will stand for election at the annual meeting of stockholders to be held in 2000. Three directors will constitute Class III and will stand for election at the annual meeting of stockholders to be held in 2001. After their initial term following the offering, directors in each class will serve for a term of three years. The Certificate of Incorporation will provide that directors can be removed only for cause and only by a majority of the other directors or by the vote of stockholders owning 80% or more of the voting power of Online Resources. Officers are chosen by and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

Directors who are also employees are not separately compensated for serving on the Board of Directors. Non-employee directors are compensated through stock option plans and are reimbursed for related travel expenses. No cash compensation is currently paid. Specifically, each non-employee director receives 10,000 options to purchase common stock (with an exercise price at the fair market value of the common stock at the time of grant) for each year of service.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information regarding compensation paid during the year ended December 31, 1998 to the Chief Executive Officer and each of our other executive officers (collectively, the "Named Executive Officers").

                                                                     -----------------------------------------------
                                                                                                         LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                                        ------------
                                                                        ANNUAL COMPENSATION              SECURITIES
                                                                     --------------------------          UNDERLYING
                NAME AND PRINCIPAL POSITION                          SALARY($)         BONUS($)          OPTIONS(#)
                ---------------------------                          ---------         --------         ------------
Matthew P. Lawlor...........................................         $124,000          $33,500             50,000
Chief Executive Officer and Chairman of the Board
Raymond T. Crosier..........................................          117,094           52,500             88,125
Executive Vice President -- Client Services
Alex J. Seltzer.............................................          116,000           24,500             11,000
Executive Vice President -- Systems and Technology
Ronald J. Bergamesca........................................           17,969               --             73,422
Senior Vice President -- Product and Consumer Marketing(1)
Richard A. Martin...........................................          112,062               --              5,650
Senior Vice President -- Operations
George E. Northup...........................................           99,000               --             61,000
Senior Vice President -- Chief Financial Officer
Lori S. Stewart.............................................           94,846               --             20,238
Senior Vice President -- Corporate Marketing

---------------
(1) Mr. Bergamesca joined Online Resources in November 1998.

Option Grants During 1998

The following table presents for each of the Named Executive Officers certain information concerning stock options granted during the fiscal year ended December 31, 1998.

                                       ------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                       NUMBER OF        PERCENT OF                                   ANNUAL RATES OF STOCK
                                       SECURITIES     TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                                       UNDERLYING       GRANTED TO       EXERCISE OR                    OPTION TERM(1)
                                        OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION   -----------------------
                                       GRANTED(#)      FISCAL YEAR         ($/SH)         DATE          5%          10%
                NAME                   ----------   ------------------   -----------   ----------   ----------   ----------
Matthew P. Lawlor....................    50,000               4.5%          $3.00       05/13/05     $ 61,065     $142,308
Raymond T. Crosier...................    50,000               4.5            3.00       01/31/05       61,065      142,308
                                         10,000               0.9            3.00       02/11/05       12,213       28,462
                                         28,125               2.5            3.00       12/29/05       34,349       80,048
Alex J. Seltzer......................    11,000               1.0            3.00       02/11/05       13,434       31,308
Ronald J. Bergamesca.................    40,000               3.6            3.00       11/08/05       48,852      113,846
                                         32,000               2.9            3.00       11/08/05       39,082       91,077
                                          1,422               0.1            3.00       12/29/05        1,737        4,047
Richard A. Martin....................     5,650               0.5            3.00       12/29/05        6,900       16,081
George E. Northup....................    11,000               1.0            3.00       01/13/05       13,434       31,308
                                         15,000               1.3            3.00       02/14/05       18,320       42,692
                                         25,000               2.2            3.00       03/28/05       30,533       71,154
                                         10,000               0.9            3.00       02/11/05       12,213       28,462
Lori S. Stewart......................     7,500               0.7            3.00       02/14/05        9,160       21,346
                                         12,738               1.1            3.00       03/11/05       15,557       36,254

---------------
(1) The potential realizable value is calculated based on the term of the option (7 years) and is calculated by assuming that the fair market value of common stock on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Aggregated Option Exercises and Fiscal Year-end Option Values

The following table provides certain information regarding the number and value of stock options held by the Named Executive Officers at December 31, 1998.

                                      -------------------------------------------------------------------------------------
                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                        SHARES                        FISCAL YEAR END(#)            FISCAL YEAR END($)
                                      ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                                      EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                NAME                  -----------   -----------   -----------   -------------   -----------   -------------
Matthew P. Lawlor...................     87,500      $133,125       177,875             --         53,500             --
Raymond T. Crosier..................         --            --       189,588         80,000         47,500         15,000
Alex J. Seltzer.....................    423,750       820,006       494,333         37,500        979,750         18,750
George E. Northup...................         --            --        75,602         45,000             --             --
Lori S. Stewart.....................     87,500       175,000       212,738         20,000        254,375         10,000
Richard A. Martin...................         --            --        18,030         27,857             --             --
Ronald J. Bergamesca................         --            --         2,088         71,334             --             --

STOCK OPTION PLANS

The 1989 Stock Option Plan was adopted by the Board of Directors in 1989 and approved by the stockholders in the same year. The 1989 option plan permits the granting of both incentive stock options (i.e., options that meet the requirements of

Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified stock options (i.e., options that do not meet such requirements) to employees, consultants and directors. The aggregate number of shares of common stock that may be issued pursuant to options granted under the 1989 option plan may not exceed 6,500,000 shares, subject to adjustment in the event of certain events affecting our capitalization.

The 1989 option plan is administered by the Board of Directors or by a duly appointed committee of the Board of Directors, which is authorized, subject to the provisions of the 1989 option plan, to determine to whom and at what time the stock options may be granted, the designation of the option as either an incentive option or a nonqualified option, per share exercise price, duration of each option, the number of shares subject to each option, any limitations, restrictions and conditions on such shares, the rate and manner of exercise and the timing and form of payment.

An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price less than the fair market value of the underlying common stock on the date of grant but, like incentive options, are limited to an exercise period of no longer than ten years.

The exercise price of an option may be paid in (i) cash; (ii) by delivery of previously acquired shares of common stock having a fair market value not less than the option price; or (iii) by such other consideration as the Board of Directors may approve on the date of grant.

An option is not transferable except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee or by the optionee's legal representative.

Any incentive option granted under the 1989 option plan will terminate automatically (i) three months after the employee's termination of employment other than by reason of death or disability, and (ii) one year after the employee's death or termination of employment by reason of disability unless the option expires earlier by its terms. Any nonqualified option granted under the 1989 option plan will terminate automatically if the optionee's relationship with Online Resources is terminated for cause. The 1989 option plan may be amended or terminated by action of the Board of Directors, subject to certain limitations. The 1989 option plan terminates in 1999, unless earlier terminated by the Board of Directors.

As of December 31, 1998, we had granted options for 7,351,915 shares of common stock at exercise prices ranging from $.02 to $3.50 under the 1989 option plan. Certain of these options have exercise prices which are tied to our initial public offering price or discount thereof. As of December 31, 1998, 1,103,286 shares had been exercised at an exercise prices ranging from $.33 to $1.25 per share, unexercised options for 4,993,149 shares of common stock had been granted at exercise prices ranging from $.02 to $3.50 per share (of which options for 4,174,093 shares were exercisable) and shares remained eligible for grant under the 1989 option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee during the year ended December 31, 1998, consisted of David A. O'Connor (Chairman), Barry K. Fingerhut and George M. Middlemas. Each is a member of the Board of Directors and none is an employee. None of the executive officers served as a director or member of the Compensation Committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on the Board of Directors or Compensation Committee of Online Resources.

                             PRINCIPAL STOCKHOLDERS

The following table presents information with respect to the beneficial ownership of common stock as of March 16, 1999, and as adjusted to reflect the sale of the common stock offered hereby (1) each person we know to own beneficially five percent or more of our outstanding shares of common stock; (2) each director of Online Resources; (3) the Named Executive Officers; and (4) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable upon conversion of preferred stock and shares of common stock subject to options or warrants held by that person that are currently convertible or exercisable or that are or may become convertible or exercisable within 60 days of March 16, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                              NUMBER OF            PERCENTAGE OF         PERCENTAGE OF
                                                               SHARES                OWNERSHIP             OWNERSHIP
                 NAME AND ADDRESS(1)                    BENEFICIALLY OWNED(2)   PRIOR TO OFFERING(2)   AFTER OFFERING(3)
                 -------------------                    ---------------------   --------------------   -----------------
EXECUTIVE OFFICERS AND DIRECTORS:
Matthew P. Lawlor.....................................        4,055,992(4)              18.6%
Alex J. Seltzer.......................................          854,610(5)               3.9
Ronald J. Bergamesca..................................            7,422(6)                 *
Richard A. Martin.....................................           19,180(7)                 *
Raymond T. Crosier....................................          225,447(8)               1.3
Lori S. Stewart.......................................          312,257(9)               1.4
George E. Northup.....................................           82,852(10)                *
Thomas S. Johnson.....................................          190,960(11)                *
Joseph J. Spalluto....................................           94,191(12)                *
David A. O'Connor.....................................           30,000(13)                *
Barry K. Fingerhut....................................        3,511,212(14)             15.1
George M. Middlemas...................................        1,502,745(15)
Michael K. Lee........................................        2,093,897(16)              9.4
Michael H. Heath......................................          270,613(17)              1.2
All directors and executive officers as a group (14
  persons)............................................       13,251,378(18)            51.1%

---------------
  * Less than 1 percent

 (1) Except as otherwise indicated below, the address for each executive officer and director is 7600 Colshire Drive, McLean Virginia 22102.

 (2) Assumes the conversion of all outstanding shares of preferred stock into common stock. Beneficial ownership is determined based on 21,454,330 shares of common stock, consisting of 11,485,064 shares of common stock outstanding on March 16, 1999 and 9,969,266 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock.

 (3) Assumes the underwriters do not exercise their over-allotment option.

 (4) Includes 150,782 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 182,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

 (5) Includes 534,083 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

 (6) Represents 6,088 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

 (7) Represents 19,180 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

 (8) Includes 32,826 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 220,588 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

 (9) Includes 85,238 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

(10) Represents 76,602 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

(11) Includes 13,801 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 26,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

(12) Includes 26,946 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 23,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999. Options exercisable for 16,667 of these shares are held of record by Ellen Spalluto, Mr. Spalluto's wife.

(13) Represents 30,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

(14) Includes 1,745,269 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 20,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999. Of the total shares, 1,716,217 are held of record by 21st Century Communications Partners, L.P. of which 974,724 are issuable upon exercise of warrants, 230,791 are held of record by 21st Century Communications Foreign Partners, L.P. of which 131,034 are issuable upon the exercise of warrants, 583,905 are held of record by 21st Century Communications T-E Partners, L.P. of which 331,697 are issuable upon the exercise of warrants and 744,963 are held of record by Applewood Associates, L.P. of which 307,814 are issuable upon the exercise of warrants. Mr. Fingerhut has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Fingerhut and the partnerships is 767 5th Avenue, 45th Floor, New York, NY 10153.

(15) Includes 305,506 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 10,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999. Of the total shares 585,904 are held of record by Apex Investment Fund II, L.P. of which 138,839 are issuable upon the exercise of warrants; 7,849,960 shares are held of record by Apex Investment Fund III, L.P. of which 156,214 are issuable upon the exercise of warrants and 56,880 shares are held of record by Apex Strategic Partners, LLC of which 10,453 are issuable upon the exercise of warrants. Mr. Middlemas has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Middlemas and all the above-named parties is 233 S. Wacker Drive, Suite 900, Chicago, IL 60606.

(16) Includes 750,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 10,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999. Of the total shares 2,083,867 are held of record by Dominian Fund IV, L.P. of which 750,000 are issuable upon the exercise of warrants. Mr. Lee has shared voting and investment power of all the shares which he does not hold of record. The address for Mr. Lee and Dominion Fund IV, L.P. is 44 Montgomery Street, Suite 4200, San Francisco, CA 94104.

(17) Includes 5,455 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 217,811 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999. Of these, 17,112 shares are held of record by Mary L. Heath, Mr. Heath's wife.

(18) Includes 3,016,784 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 16, 1999 and 1,460,965 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 1999.

                              CERTAIN TRANSACTIONS

We have three promissory notes outstanding with senior officers which were made in connection with the exercise of stock options by the employees. The promissory notes are payable, upon maturity, by Matthew P. Lawlor in the amount of $9,375 Alex J. Seltzer, in the amount of $62,004, and Lori S. Stewart, in the amount of $87,500. The promissory notes carry an interest rate of 8% per annum and mature on the earlier of January 1, 2000 or 180 days following the effective date of a registration statement on Form S-1. The promissory notes are collateralized by the underlying common stock issued in connection with the exercise of the stock options related to the promissory notes.

In each of the following transactions, the terms offered to the investors described below were identical to the terms offered to investors who were not our affiliates.

In 1996, Mr. Lawlor purchased a $250,000 10% note due June 30, 1999 as part of an offering in which we issued $4,375,000 of notes. Mr. Lawlor also received 100,000 warrants. Also, in 1996, Mr. Lawlor purchased 250 shares of Series B preferred stock for $25,000 as part of a financing in which 10,050 shares of Series B preferred stock were issued. In 1997, Mr. Lawlor's note and shares of Series B preferred stock were exchanged, as part of an exchange offer to the holders of all the notes and shares for 2,759 shares of Series C preferred stock and 33,782 warrants.

In 1996, as part of the 10% note offering, Raymond T. Crosier purchased a $60,000 note and received 24,000 warrants. In 1997, Mr. Crosier exchanged his note for 661 shares of Series C preferred stock and 8,826 warrants.

In 1996, Joseph J. Spalluto purchased a $30,000 note as part of the 10% note offering and also received 12,000 warrants. Also, in 1996 Mr. Spalluto purchased 250 shares of Series B preferred stock for $25,000. In 1997, the note and shares were exchanged for 595 shares of Series C preferred stock and 7,946 warrants. In January 1999, Ellen Spalluto, Mr. Spalluto's wife, purchased for $50,000 500 shares of Series C preferred stock and 5,000 contingent warrants.

In 1996, Thomas S. Johnson purchased 1,000 shares of Series B preferred stock for $100,000. In 1997, these shares were exchanged for 1,035 shares of Series C preferred stock and 13,801 warrants. In 1999, Mr. Johnson also purchased 1,000 shares of Series C preferred stock and 10,000 contingent warrants.

In 1997, venture capital fund affiliates of Barry K. Fingerhut, while he was a director, advanced us $750,000 under an 8% note which was part of a $3,270,000 bridge note financing. This note along with $3,000,000 of the 10% notes which these affiliates held and which were issued as part of the 1996 10% note offering, were exchanged in 1997 for 40,893 shares of Series C preferred stock and 545,269 warrants. In 1998, these venture capital fund affiliates advanced us $250,000. This advance was later exchanged for 2,515 shares of Series C preferred stock and 25,150 contingent warrants. In 1999, Mr. Fingerhut purchased for $100,000 1,000 shares of Series C preferred stock and 10,000 contingent warrants.

In 1998, venture capital fund affiliates of George M. Middlemas advanced us $700,000. These advances were later exchanged for 7,478 shares of Series C preferred stock and 74,780 contingent warrants.

In 1996, Mary Lou Heath, the wife of Michael H. Heath, who was then the president and a director of our company, purchased a $50,000 10% note due December 31, 1997 as part of a note offering and received 5,455 warrants. Mrs. Heath did not elect to exchange her note in an exchange offer for the 10% notes due June 30, 1999. Her note was repaid in 1998.

In 1998, a venture capital fund affiliate of Michael K. Lee advanced us $1,000,000. This advance was exchanged for 10,017 shares of Series C preferred stock and 100,170 contingent warrants.

                          DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation which will become effective immediately prior to the consummation of this offering and our Amended and Restated Bylaws, as they will be amended at the same time, and by the provisions of applicable law.

Upon consummation of the offering, the authorized capital stock of Online Resources will consist of 35,000,000 shares of common stock, par value $.0001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share,
of which           shares of common stock (assuming no exercise of the
underwriters' over-allotment option and no exercise of outstanding options and
warrants to purchase shares of common stock) and           shares of preferred
stock will be outstanding. All of the issued and outstanding shares of common stock will be fully paid and nonassessable. As of March 16, 1999, there were 198 holders of record of outstanding shares of common stock.

COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock currently outstanding or which we may designate and issue in the future. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Delaware law does not require stockholder approval for any issuance of authorized shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Online Resources by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. See "Restrictions on Acquisition of Online Resources."

PREFERRED STOCK

Pursuant to our Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Online Resources or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

As of December 31, 1998, three series of convertible preferred stock comprising 1,387,000 shares have been designated. Of these shares, 1,020,700 were issued and outstanding and were convertible into 8,318,333 shares of common stock. The Series A preferred stock is convertible, at the holder's option, into one share of common stock and is entitled to receive dividends at the same rate as holders of common stock. Additionally, each Series A preferred stockholder is entitled to a liquidation preference equal to $1.00 plus declared but unpaid dividends.

Pursuant to the terms of the Series B preferred stock and Series C preferred stock, as of December 31, 1998 the preferred stock of these series will automatically convert into 7,523,333 shares in the aggregate upon consummation of a public offering of $30 million or more.

WARRANTS

In order to encourage investors to purchase the securities offered in some of its private placements, we have often included warrants as part of the securities issued in the private placements. As of March 16, 1999, the following outstanding warrants had been issued:

                                                              -----------------------------------------
                                                              NUMBER OF
                                                               ISSUED     EXERCISE        OUTSIDE
                         PLACEMENT                            WARRANTS     PRICE     EXPIRATION DATE(1)
                         ---------                            ---------   --------   ------------------
1995 Bridge Note Financing..................................    160,300    $2.50        March 31, 2000
10% Notes Due 12/31/97......................................     13,637    $2.75     December 31, 2000
10% Notes Due 6/30/99.......................................  1,750,000    $2.50        April 30, 2001
Series C Convertible Preferred Stock........................  2,307,514    $3.00          June 1, 2002
9% $2 Million Note Due 6/01/01..............................    350,000(2)  $3.00         June 3, 2002
12.75% $6 Million Note Due 3/30/03..........................    625,000(3)  $3.00         May 31, 2003
12.75% $2 Million Note Due 3/30/03..........................    460,000(4)  $3.00         May 31, 2003
Series C Convertible Preferred Stock........................  1,026,320(5)  $3.00    December 31, 2003

---------------
(1) In some but not all cases, the expiration dates of the warrants accelerate upon an acquisition of Online Resources.

(2) These warrants were initially issuable for 10,500 shares of Series C convertible preferred stock. The forced conversion into common stock of the Series C convertible preferred stock resulting from this offering will cause these warrants to be issuable for common stock.

(3) The number of warrants commences at 250,000 and while the $6 million note is outstanding, starting on March 31, 1999 the number of warrants increases at the rate of 75,000 on each March 31, through March 31, 2003.

(4) The number of warrants commences at 100,000 and while the $2 million note is outstanding, starting on December 30, 1998 the number of warrants increases at the rate of 40,000 on each December 30 and June 30, through December 30, 2002.

(5) These warrants cannot be exercised if the registration statement of which this prospectus is a part is declared effective by the SEC prior to July 12, 1999 and if the average closing price for the 20-day trading period following the initial two-week period of trading of our stock is at least $6.00 per share. However, if the registration statement is declared effective prior to July 12, 1999 and the average closing price for the above 20-day period is at least $4.30 but less than $6.00 per share then 684,213 of the warrants can be exercised. In all other cases, these warrants are exercisable for 1,026,320 shares.

We have issued 281,000 warrants as compensation for investment banking services. These warrants are exercisable at $2.50 per share. All of these warrants expire by the end of 2001.

                RESTRICTIONS ON ACQUISITION OF ONLINE RESOURCES

GENERAL

Certain provisions in our Certificate of Incorporation and Bylaws and in our management remuneration, together with provisions of Delaware corporate law, may have anti-takeover effects.

RESTRICTIONS IN CERTIFICATE OF INCORPORATION AND BYLAWS

A number of provisions of the Certificate of Incorporation and Bylaws will deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of our Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult.

Board of Directors

The Board of Directors will be divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws will provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws will provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. The Certificate of Incorporation will provide that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% or more of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

Cumulative Voting, Special Meetings and Action by Written Consent

The Certificate of Incorporation will not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders may be called only by the Board of Directors or an appropriate committee designated by the Board of Directors. The Certificate of Incorporation also will provide that any action required or permitted to be taken by the stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorized Shares

The Certificate of Incorporation will authorize the issuance of 35,000,000 shares of common stock and 3,000,000 shares of preferred stock. The shares of common stock and preferred stock will be authorized in an amount greater than that to be issued in the offering to provide the Board of Directors with as much flexibility as possible to effect, among other transactions, finances, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Online Resources. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Other than this offering, the Board of Directors currently has no plans for the issuance of additional shares.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders

The Certificate of Incorporation will require the approval of the holders of at least 80% of the outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" involving a "Ten Percent Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon will be required for any business combination involving a Ten Percent Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved by a majority of those members of the Board of Directors who are unaffiliated with the Ten Percent Stockholder and were Directors prior to the time when the stockholder became a Ten Percent Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term "Ten Percent Stockholder" means, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Online Resources or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock.

This provision of the Certificate of Incorporation will apply to any "Business Combination," which is defined to include:

     - any merger or consolidation of Online Resources or any of its subsidiaries with any Ten Percent Stockholder or Affiliate (as defined in the Certificate of Incorporation) of a Ten Percent Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of a Ten Percent Stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Ten Percent Stockholder or Affiliate of 25% or more of the assets of Online Resources or combined assets of Online Resources and its subsidiary;

     - the issuance or transfer to any Ten Percent Stockholder or its Affiliate by Online Resources (or any subsidiary) of any securities of Online Resources (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Online Resources and its subsidiaries;

     - the adoption of any plan for the liquidation or dissolution of Online Resources proposed by or on behalf of any Ten Percent Stockholder or Affiliate thereof; and

     - any reclassification of securities, recapitalization, merger or consolidation of Online Resources with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Online Resources or subsidiary owned directly or indirectly, by a Ten Percent Stockholder or Affiliate thereof.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation

The Certificate of Incorporation will provide that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 80% of the outstanding shares of the common stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation provision. The specific provisions covered by the supermajority voting requirement for amendment of such provisions include the following:

     - the calling of special meetings of stockholders, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual meetings;

     - the number and classification of the Board of Directors;

     - removing directors;

     - the requirement for the approval of certain Business Combinations involving Ten Percent Stockholders;

     - the indemnification of directors, officers, employees and agents of Online Resources;

     - the limitation of voting rights; and

     - the required stockholder vote for amending the Certificate of Incorporation or Bylaws.

This provision is intended to prevent the holders of less than 80% of the outstanding stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision will enable the holders of more than 20% of the voting stock to prevent amendments to the Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

Certain Bylaw Provisions

Our Bylaws will also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of Online Resources and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Online Resources and its stockholders to encourage potential acquirors to negotiate directly with Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Online Resources and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "interested stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such Person became an interested stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

     - any business combination if, prior to the date a person became an interested stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans;

     - any business combination with an interested stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

     - certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

REGISTRATION RIGHTS

We have granted registration rights under registration rights agreements to the purchasers of shares of common stock in 1995, to the recipients of warrants who purchased 10% notes due June 30, 1999 who did not convert their notes into shares of Series C preferred stock, to the purchasers of shares of Series B preferred stock who did not exchange their shares for Series C preferred stock, to the purchasers of shares of Series C preferred stock and to Sirrom Capital Corporation. The registration rights granted to the purchasers of Series C preferred stock cover not only the shares of common stock issued upon conversion of this series but also all other shares of common stock which these purchasers currently hold and all shares of common stock issued to them in the future upon exercise of any warrants. Sirrom has the same rights as the holders of Series C preferred stock.

All persons to whom registration rights have been granted possess the right to include their shares, subject to underwriter consent, in any registration which we undertake to sell our shares or the shares of any stockholder other than in connection with employee benefit plans or other types of registrations which preclude the inclusion of their shares. All registration rights which we have granted other than to the purchasers of common stock in 1995 also contain a demand right. This demand right requires us to register shares under certain circumstances. As to the holders of warrants issued to the purchasers of 10% notes due June 30, 1999, and the holders of Series B preferred stock as of March 16, 1999, only 38,333 shares of common stock remain subject to this right since all other holders of these notes and stock exchanged their notes and stock for shares of Series C preferred stock. The demand right granted to the holders of Series C preferred stock limits these holders to two demand registrations if we cannot register shares on a short form such as an S-3. If we qualify to use a short form, these holders have unlimited demand rights if the shares being registered have a value of more than $250,000. We are required to bear the expenses of all registrations we are required to undertake.

Stockholders of Online Resources who will hold in the aggregate           shares
of common stock upon completion of this offering have agreed not to exercise any registration rights during the 180 day period beginning on the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the common stock is          .

LISTING

Application has been made to list the shares of common stock on the Nasdaq National Market under the symbol "ORCC."

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices of the common stock prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after the consummation of this offering due to certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future. For a discussion of certain potential issuances of capital stock to address liquidity needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option (and no exercise of outstanding exercisable options for an aggregate of 4,195,300 shares and outstanding exercisable warrants for an aggregate of 5,252,451 warrants at March 16, 1999 and assuming conversion of 795,000 shares of Series A Convertible Preferred Stock into like number of shares of common stock) and based upon the number of shares outstanding as of March 16, 1999. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES; OPTIONS

Upon the consummation of this offering, Online Resources will have shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option. All of the shares of common stock sold in this offering will be freely tradeable under the Securities Act, unless purchased by our "affiliates," as the Securities Act defines that term. Upon the expiration of lock-up agreements among Online Resources, certain of our stockholders, our executive officers and directors and the underwriters, which will occur 180 days after the date of this prospectus and exercise of all options granted under our
stock option plan,           shares of common stock will become eligible for
sale, subject to compliance with Rule 144 or Rule 701 of the Securities Act as described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares of restricted stock for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of a prior owner who was not an affiliate.

Rule 701 under the Securities Act provides that the shares of common stock acquired on the exercise of currently outstanding options may be resold by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

As of March 16, 1999, options to purchase a total of 4,195,300 shares of common stock were outstanding at a weighted average exercise price of $2.36. An additional 219,671 shares of common stock are available for future grants under our stock option plans. See "Management--Stock Option Plans."

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issuable pursuant to our stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. We expect to file these registration statements as soon as practicable following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets subject to the lock-up agreements, to the extent applicable.

At March 16, 1999, we had outstanding warrants to purchase an aggregate of 5,252,451 shares of common stock as more fully described under "Description of Capital Stock--Warrants." Any shares acquired pursuant to the exercise of any warrants will be deemed restricted securities unless the sale of such shares is registered under the Securities Act under such registration rights or otherwise and will be subject to the resale limitations of Rule 144.

LOCK-UP AGREEMENTS

Certain stockholders and members of senior management and all directors have agreed, pursuant to the lock-up agreements that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of, or register for sale under the Securities Act, any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, without the prior written consent of J.P. Morgan Securities Inc.

                                  UNDERWRITING

The underwriters named below, for whom J.P. Morgan Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement between us and the representatives, to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite their names below:

                                                              ------------
                                                               NUMBER OF
                                                                 SHARES
                                                              ------------
UNDERWRITER
J.P. Morgan Securities Inc..................................
U.S. Bancorp Piper Jaffray Inc. ............................
Keefe, Bruyette & Woods, Inc................................
                                                              ------------
          Total.............................................
                                                              ============

The nature of the underwriters' obligations under the underwriting agreement is such that all of the common stock being offered, excluding shares covered by the over-allotment option granted to the underwriters, must be purchased if any are purchased.

The representatives have advised us that the several underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and may offer the common stock to
selected dealers at such price less a concession not to exceed $          per
share. The underwriters may allow, and such dealers may reallow, a concession to
other dealers not to exceed $          per share. After the initial public
offering of the common stock, the public offering price and other selling terms may be changed by the representatives.

We have granted the underwriters an option, exercisable within 30 days after the
date of this prospectus, to purchase up to           additional shares of common
stock from us at the same price per share to be paid by the underwriters for the other shares offered hereby. If the underwriters purchase any such additional shares pursuant to the option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the common stock offered hereby.

Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, the market valuations of certain publicly traded companies, our past and present financial performance and revenues and earnings of comparable companies in recent periods, estimates of our business potential and the prospects and experience of our management and our position in the industry. The following table shows the per share and total underwriting discounts to be paid to the underwriters by us.

                                                             --------------------------------
                                                             NO EXERCISE        FULL EXERCISE
                                                             ------------       -------------
Per Share................................................    $                  $
Total....................................................    $                  $

The representatives have informed us that the underwriters will not confirm, without prior specific written approval, sales to their customer accounts as to which they have discretionary trading power.

Online Resources, certain of our stockholders and each of our officers and directors, have agreed, with limited exceptions, that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, they will not, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of, or register for sale under the Securities Act, any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than by us pursuant to employee stock option and restricted stock plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof

It is expected that delivery of the shares will be made to investors on or about
          , 1999.

We estimate that the total expenses of this offering, excluding underwriting
discounts, will be $          .

Application has been made to have the common stock quoted on The Nasdaq National Market under the trading symbol "ORCC."

At our request, the underwriters have reserved      % of the common stock
offered for sale at the initial offering price to employees and other persons having business relationships with us. The number of shares of common stock available for sale to other members of the public will be reduced to the extent that these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate shorts or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

In addition, two of the representatives, Keefe, Bruyette & Woods, Inc. and U.S. Bancorp Piper Jaffray Inc., hold common stock, warrants and convertible preferred stock of Online Resources representing beneficial ownership of 4.0% and 1.1%, respectively, of our common stock. Furthermore, employees of Keefe, Bruyette & Woods, Inc. hold common stock, warrants, options and convertible preferred stock of Online Resources representing beneficial ownership of 2.3% of our common stock.

                                 LEGAL MATTERS

Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon for Online Resources by Patton Boggs LLP, Washington, D.C. and by Michaels, Wishner & Bonner, P.C., Washington D.C. and for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                    EXPERTS

The financial statements and schedule of Online Resources & Communications Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement can be inspected and copied at the public reference section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling at 1-800-SEC-0330 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Online Resources & Communications Corporation

We have audited the accompanying balance sheets of Online Resources & Communications Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Online Resources & Communications Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.
                                                 /s/ Ernst & Young LLP

Vienna, Virginia
February 26, 1999

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                                                                   PRO FORMA
                                                                                                 STOCKHOLDERS'
                                                                                                    EQUITY
                                                                       DECEMBER 31,             AT DECEMBER 31,
                                                                  1997             1998              1998
                                                              -------------    -------------    ---------------
ASSETS
Current assets:
  Cash and cash equivalents (Note 2)                          $   1,855,809    $   3,471,620
  Escrow deposit                                                         --          400,985
  Accounts receivable (net of allowance of approximately
    $80,000, and $52,000 at December 31, 1997 and 1998,
    respectively)                                                   516,056          933,585
  Prepaid expenses and other current assets                         148,953          921,247
                                                              -------------    -------------
         Total current assets                                     2,520,818        5,727,437
Property and equipment, net (Note 3)                              2,161,177        3,166,019
Other assets                                                             --          527,972
                                                              -------------    -------------
         Total assets                                         $   4,681,995        9,421,428
                                                              =============    =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                            $     989,402        1,707,675
  Accrued expenses and other current liabilities                    895,035        1,234,722
  Deferred revenues                                                 382,200          678,117
  Current portion of capital lease obligation                       175,935          614,585
  Current portion of long term debt (Note 4)                        222,838          711,962
  Current portion of notes payable to related parties                    --          200,000
                                                              -------------    -------------
         Total current liabilities                                2,665,410        5,147,061
  Capital lease obligation                                          352,955          605,322
  Notes payable to related parties                                  200,000               --
  Long Term debt (net of unamortized discount of $277,936
    and $506,861 at December 31, 1997 and 1998,
    respectively) less current portion                              999,225        8,525,467
  Other Noncurrent Liabilities                                           --          556,100
                                                              -------------    -------------
         Total Liabilities                                        4,217,590       14,833,950
Commitments (Notes 4 and 5)
Redeemable convertible Preferred Stock, $.01 par value (Note
  7)
      Series B redeemable convertible preferred stock;
         100,000 shares designated, 1,000 shares issued and
         outstanding at December 31, 1997 and 1998                  110,331          120,854
      Series C redeemable convertible preferred stock;
         287,000 shares designated, 173,036 and 224,700
         shares issued and outstanding at December 31, 1997
         and 1998, respectively                                  16,725,685       25,655,400
                                                              -------------    -------------
         Total redeemable convertible Preferred Stock            16,836,016       25,776,254
Stockholders' equity (deficit) (Note 8)
      Series A convertible preferred stock, $.01 par value;
         1,000,000 shares authorized, 795,000 shares issued
         and outstanding at December 31, 1997 and 1998;
         liquidation preference of $795,000 at December 31,
         1997                                                         7,950            7,950             7,950
  Common stock, $.0001 par value; 35,000,000 shares
    authorized, 10,919,027 and 11,373,564 issued and
    outstanding at December 31, 1997 and 1998, respectively           1,092            1,138             1,890
  Additional paid-in capital                                     14,217,442       11,077,575        36,853,077
  Accumulated deficit                                           (30,378,597)     (41,937,066)      (41,937,066)
  Receivable from the sale of common stock                         (219,498)        (338,373)         (338,373)
                                                              -------------    -------------     -------------
         Total stockholders' equity (deficit)                   (16,371,611)     (31,188,776)       (5,412,522)
                                                              -------------    -------------     -------------
         Total liabilities and stockholders' equity           $   4,681,995    $   9,421,428     $   9,421,428
                                                              =============    =============     =============

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                             -----------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                                                1996              1997              1998
                                                             -----------      ------------      ------------
Revenues:
  Core services                                              $   417,590      $  1,011,161      $  2,221,230
  Support services                                               176,653           207,697           644,818
  Implementation fees                                            417,116         1,310,950         1,200,158
  Related products                                               119,150           324,736           259,898
                                                             -----------      ------------      ------------
          Total revenues                                       1,130,509         2,854,544         4,326,104
Expenses:
  Cost of revenues                                             1,864,991         5,128,584         6,289,462
                                                             -----------      ------------      ------------
Gross margin                                                    (734,482)       (2,274,040)       (1,963,358)
  General and administrative                                   2,208,218         2,508,058         2,705,029
  Selling and marketing                                        2,249,405         3,257,725         3,377,728
  Systems and development                                      1,469,272         2,682,261         2,444,615
                                                             -----------      ------------      ------------
          Total expenses                                       5,926,895         8,448,044         8,527,372
Loss from operations                                          (6,661,377)      (10,722,084)      (10,490,730)
Other income (expense):
  Interest income                                                 33,730           147,988            94,312
  Interest expense                                              (343,384)         (471,187)       (1,146,614)
  Other                                                           (5,360)             (528)          (15,437)
                                                             -----------      ------------      ------------
          Total other income (expense)                          (315,014)         (323,727)       (1,067,739)
                                                             -----------      ------------      ------------
Net loss                                                      (6,976,391)      (11,045,811)      (11,558,469)
                                                             -----------      ------------      ------------
Preferred stock accretion                                             --        (1,998,665)       (3,779,169)
                                                             -----------      ------------      ------------
Net loss available to common shareholders                    $(6,976,391)     $(13,044,476)     $(15,337,638)
                                                             ===========      ============      ============
Loss per share:
  Basic and diluted                                          $     (0.66)     $      (1.20)     $      (1.36)
  Pro forma basic and diluted                                                                   $      (0.68)
Shares used in calculation of loss per share:
  Basic and diluted                                           10,500,930        10,825,662        11,250,270
  Pro forma basic and diluted                                                                     17,040,349

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             ----------------------------------------------------------------------------------------------------
                                 SERIES A                             ADDITIONAL                   EMPLOYEE STOCK       TOTAL
                             PREFERRED STOCK       COMMON STOCK         PAID-IN     ACCUMULATED     SUBSCRIPTION    STOCKHOLDERS'
                             SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT        RECEIVABLE        EQUITY
                             -------   ------   ----------   ------   -----------   ------------   --------------   -------------
Balance at December 31,
  1995                       795,000   7,950    10,397,283   1,040     13,783,018    (12,356,395)           --         1,435,613
  Issuance of common stock        --      --         5,056      --         17,196             --            --            17,196
  Purchase of treasury
    shares                        --      --        (1,784)     --         (6,244)            --            --            (6,244)
  Exercise of stock options       --      --       307,500      31         40,220             --            --            40,251
  Net loss                        --      --            --      --             --     (6,976,391)           --        (6,976,391)
                             -------   ------   ----------   ------   -----------   ------------     ---------      ------------
Balance at December 31,
  1996                       795,000   7,950    10,708,055   1,071     13,834,190    (19,332,786)           --        (5,489,575)
  Issuance of common stock        --      --           432      --          1,454             --            --             1,454
  Exercise of stock options       --      --       210,540      21        234,477             --      (219,498)           15,000
  Issuance of common stock
    warrants                      --      --            --      --      2,145,986             --            --         2,145,986
  Series B preferred stock
    accretion                     --      --            --      --        (10,331)            --            --           (10,331)
  Series C preferred stock
    accretion                     --      --            --      --     (1,988,334)            --            --        (1,988,334)
  Net loss                        --      --            --      --             --    (11,045,811)           --       (11,045,811)
                             -------   ------   ----------   ------   -----------   ------------     ---------      ------------
Balance at December 31,
  1997                       795,000   $7,950   10,919,027   $1,092   $14,217,442   $(30,378,597)    $(219,498)     $(16,371,611)
  Issuance of common stock        --      --         1,959      --          5,400             --            --             5,400
  Exercise of stock options       --      --       585,246      59        674,002             --      (118,875)          555,186
  Purchase of treasury
    stock                         --      --      (180,668)    (18)      (517,985)            --            --          (518,003)
  Issuance of common stock
    options                       --      --            --      --        333,890             --            --           333,890
  Conversion of series C
    preferred stock to
    common stock                  --      --        48,000       5        143,995             --            --           144,000
  Series B preferred stock
    accretion                     --      --            --      --        (10,523)            --            --           (10,523)
  Series C preferred stock
    accretion                     --      --            --      --     (3,768,646)            --            --        (3,768,646)
  Net loss                        --      --            --      --             --    (11,558,469)           --       (11,558,469)
                             -------   ------   ----------   ------   -----------   ------------     ---------      ------------
                             795,000   $7,950   11,373,564   $1,138   $11,077,575   $(41,937,066)    $(338,373)     $(31,188,776)
                             =======   ======   ==========   ======   ===========   ============     =========      ============

See accompanying notes.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              -------------------------------------------
                                                                       YEARS ENDED DECEMBER 31,
                                                                     1996            1997            1998
                                                              -----------    ------------    ------------
OPERATING ACTIVITIES
Net loss                                                      $(6,976,391)   $(11,045,811)   $(11,558,469)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation                                                    277,042         496,745         813,988
  Amortization of long-term debt discount                              --          47,063         166,009
  Compensation expense related to issuance of common stock         15,250           1,454         333,890
  Provision for losses on accounts receivable                      26,000          53,553         (28,118)
  Reserve for inventory obsolescence                               77,741         496,721              --
  Loss on write-off of long-term receivable                            --         100,000              --
  Changes in assets and liabilities:
     Accounts receivable                                          (10,304)       (342,025)       (389,411)
     Inventory                                                   (308,745)         85,215              --
     Prepaid expenses and other current assets                    245,089         (27,434)       (322,294)
     Escrow deposit                                                    --              --        (400,985)
     Other assets                                                      --              --        (352,009)
     Accounts payable                                             581,807         151,219         718,273
     Accrued expenses                                             999,824         299,476         339,687
     Deferred revenues                                            363,883          15,650         295,917
                                                              -----------    ------------    ------------
Net cash used in operating activities                          (4,708,804)     (9,668,174)    (10,383,522)
INVESTING ACTIVITIES
Purchase of property and equipment                               (681,795)     (1,096,582)       (559,787)
                                                              -----------    ------------    ------------
Net cash used in investing activities                            (681,795)     (1,096,582)       (559,787)
FINANCING ACTIVITIES
Proceeds from issuance of common stock                             35,953          15,000          43,065
Proceeds from issuance of Series B redeemable
  convertible Preferred Stock                                     645,000         360,000              --
Net proceeds from issuance of Series C redeemable
  convertible Preferred Stock                                          --       7,598,750       4,589,791
Proceeds from issuance of long-term debt                        3,725,000       4,020,000       8,434,000
Proceeds from issuance of long-term debt to related parties       300,000         750,000         450,000
Repayment of capital lease obligations                            (36,950)       (114,327)       (568,026)
Repayment of long-term debt                                            --         (50,000)       (189,710)
Repayment of long-term debt to related parties                         --              --        (200,000)
                                                              -----------    ------------    ------------
Net cash provided by financing activities                       4,669,003      12,579,423      12,559,120
                                                              -----------    ------------    ------------
Net increase (decrease) in cash and cash equivalents             (721,596)      1,814,667       1,615,811
Cash and cash equivalents at beginning of period                  762,738          41,142       1,855,809
                                                              -----------    ------------    ------------
Cash and cash equivalents at end of period                    $    41,142    $  1,855,809    $  3,471,620
                                                              ===========    ============    ============

See accompanying note.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Online Resources & Communications Corporation (the "Company") is a provider of interactive financial services to the banking and financial services industry in the United States. The Company provides its financial institution clients with an outsourced "privately branded" service enabling their consumers and small business customers (end-users) to perform bill paying, cash management, securities trading and other financial services from their homes, offices and other places of convenience.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash held for bill payments in process is immediately disbursed on behalf of users and no net cash balance is reflected on the Company's financial statements.

Cash paid for interest during the years ended December 31, 1996, 1997 and 1998 was approximately $16,000, $151,000, and $953,000 respectively.

Revenue Recognition
The Company generates revenues from several sources including implementation fees, core services, support services and related products. Revenues from core services include access and transaction fees for banking and billpaying services. Support services include customer service, communication, web page design and other services. Implementation revenues are generated from the linking of the Financial Institution clients to the Company's proprietary Opus(sm) system through various networks and the Company's gateways. The Company earns revenues from related products through the sale of devices used to access the Opus(sm) system.

Core and support service revenues are recognized over the term of the contract as the services are provided. Revenues from implementation fees are recognized under the percentage of completion method in accordance with Statement of Position ("SOP") 81-1, "Accounting for performance of Construction-Type and Certain Production Type Contracts" as certain milestone output measures are completed. Related product sales revenue is recognized as products are shipped. Deferred revenues result from advance receipts on product sales and implementation services while complying with the aforementioned revenue recognition policies. For the years ended December 31, 1996, 1997 and 1998, the Company derived 34%, 36% and 11% of its revenue from one, three and one customer(s), respectively.

Systems and Development
Systems and development costs are charged to expense as incurred.

Inventory
Inventory is stated at the lower of cost or market, with market determined on a FIFO (first-in, first-out) basis and is composed primarily of finished goods. At December 31, 1997 and 1998, the reserve for inventory obsolescence is $899,359 and $815,817 respectively.

Property and Equipment
Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets which range from five to seven years. Equipment recorded under capital leases is amortized over the shorter of the estimated useful life of the asset or the lease term.

Fair Value of Financial Instruments
At December 31, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations and long term debt. The carrying value of cash and cash

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (continued) equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short term nature. The carrying value of capital lease obligations and long term debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

Reclassifications
Certain balances in prior periods have been reclassified to conform with the 1998 presentation.

Earnings (Loss) Per Share
In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings (loss) per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

Basic and diluted earnings per share is also computed pursuant to SEC Staff Accounting Bulletin No. 98 ("SAB 98"). SAB 98 requires that all equity instruments issued at nominal prices, prior to the effective date of an initial public offering, be included in the calculation of basic and diluted earnings
(loss) per share as if they were outstanding for all periods presented. To date the Company has not had any nominal issuances or options granted at nominal prices.

Pro forma earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted into common stock at the time of issuance.

Stock Based Compensation
The Company has adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB No. 25) but disclose the pro forma effects on net loss had the fair value of the options been expensed. The Company has elected to continue to apply APB No. 25 in accounting for its stock option incentive plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                              -----------------------
                                                                   DECEMBER 31,
                                                                 1997         1998
                                                              ----------   ----------
Central processing systems and terminals                      $2,141,562   $2,348,465
Office furniture and equipment                                   449,426      643,895
Central processing systems and terminals under capital
  leases                                                         552,640    1,212,103
Office furniture and equipment under capital leases              182,118      781,698
Leasehold improvements                                           325,272      483,687
                                                              ----------   ----------
                                                               3,651,018    5,469,848
Less accumulated depreciation                                  1,489,841    2,303,829
                                                              ----------   ----------
                                                              $2,161,177   $3,166,019
                                                              ==========   ==========

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

3. PROPERTY AND EQUIPMENT (CONTINUED)
Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

4. LONG TERM DEBT

From November 1995 to May 1996, the Company issued $4,500,000 of long-term notes payable, $360,000 of which was to related parties. Each bridge unit consisted of a 10% promissory note with a face value ranging from $10,000 to $500,000 (the "Bridge Notes"), convertible into shares of preferred stock at a price per share achieved in future equity placements, and warrants to purchase 1,456,727 shares of common stock (36,000 of which are held by directors of the Company) ranging from $2.50 to $2.75 per share which approximated the fair value of the warrants (Note 8). Payments of $50,000 plus $51,900 in accrued interest, were made during 1997. In addition, during 1997, $4,250,000 of the Bridge Notes plus accrued interest of approximately $443,000 were converted into 46,920 shares of Series C redeemable convertible Preferred Stock ("Series C Preferred Stock"). Upon conversion into Series C Preferred Stock, each stockholder received a warrant with a five year term to purchase common stock equal to 40% of the stockholder's investment at $3.00 per share (Notes 7 and 8).

From January 1997 through May 1997, the Company obtained $3,270,000 in bridge financing, through the sale of bridge units. Each bridge unit consisted of an 8% promissory note with a face value ranging from $10,000 to $750,000 (The "1997 Bridge Notes") and warrants to purchase common stock equal to 40% of the principal amount of the underlying note at $3.00 per share. In conjunction with the 1997 Bridge Notes, warrants to purchase 436,000 shares of common stock at $3.00 per share were issued (Note 8). The Company allocated $413,000 of the 1997 Bridge Notes to the warrants issued and recorded a corresponding debt discount which was amortized using the effective interest method. The effect of this allocation results in an effective interest rate of 11% until conversion of the notes. The terms of these 1997 Bridge Notes provided for the automatic conversion of principal plus accrued interest into Series C redeemable convertible Preferred Stock ("Series C Preferred Stock") at a purchase price of $100.00 per share upon the successful completion of an equity offering of at least $5,000,000. Upon successful completion of a Series C Preferred Stock offering during 1997 (Note 7), the Company converted $3,270,000 in principal plus $60,741 in accrued interest less the unamortized discount of $392,000 into 33,301 shares of Series C Preferred Stock.

In June 1997, the Company entered into a $2,000,000 four year note secured by inventory and equipment (the "Equipment Note"). The Equipment Note bears interest at 9% per annum with interest only to be paid in the first twelve months and with principal and interest starting in month thirteen. The Company must pay a loan fee equal to 10% of the total advances under the agreement on the due date of the last monthly payment. At December 31, 1998, this $193,000 is included in noncurrent liabilities. The Company drew $1,500,000 of proceeds under the agreement in June 1997 and $434,000 in April 1998. No further advances were available under this agreement subsequent to June 1, 1998. In connection with this note, the Company issued warrants to purchase 10,500 shares of Series C Preferred Stock at $100.00 per share (Note 8). The Company allocated $325,000 of the Equipment Note proceeds to the warrants issued. The $325,000 allocated to the warrants is being amortized to interest expense using the effective interest method over the term of the debt. The effect of this allocation results in an effective interest rate of 14%. During the years ended December 31, 1997 and 1998, the Company recognized additional interest expense of $47,000 and $82,000 respectively, related to this allocation.

In March 1998, the Company issued $250,000 promissory notes to certain stockholders which bear interest at 8% per annum. The principal and accrued interest was converted into 2,653 shares of Series C Preferred Stock in December 1998.

In March 1998, the Company entered into a $6,000,000 Loan Agreement with Sirrom Capital Corporation ("Sirrom"), which is secured by a second lien on the Company's existing secured assets and a first lien on the balance of the Company's assets. The Loan Agreement bears interest at a stated annual rate of 12.75% payable monthly from May 1998 through February 2003, with principal and any remaining interest due in March 2003. In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in May 2003, granting Sirrom the right to purchase 250,000 shares of the Company's common stock at $3.00 per share. In the event the note remains outstanding on March 31, 1999 and for each year thereafter, Sirrom receives an additional warrant to purchase 75,000 shares of the Company's common stock at $3.00 per share until maturity or prepayment of the loan up to a maximum of 625,000 warrants. In June 1998, the Company entered into an additional $2,000,000 Loan Agreement with Sirrom, collectively the "Sirrom Loan" which is secured by a second lien on the Company's

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

4. LONG TERM DEBT (CONTINUED)
existing secured assets and a first lien on the balance of the Company's assets. The Loan Agreement bears interest at a stated annual rate of 12.75% payable monthly from July 1998 through February 2003, with principal and any remaining interest due in March 2003. In connection with the Loan Agreement, the Company issued stock purchase warrants expiring in May 2003, granting Sirrom the right to purchase 100,000 shares of the Company's common stock at $3.00 per share. On December 31, 1998 Sirrom received an additional warrant to purchase 40,000 shares of the Company's common stock which resulted in an additional discount of $37,200. In the event the note remains outstanding on June 30, 1999 and for every six months thereafter, Sirrom receives an additional warrant to purchase 40,000 shares of the Company's common stock until maturity or prepayment of the loan up to a maximum of 460,000 warrants. The unissued warrants could result in an additional discount if the notes are not paid in accordance with the terms above. The Sirrom loans require the Company to maintain cash in an escrow account to be used by the lender for the first year of interest payments.

The stock purchase warrants are subject to a put option whereby Sirrom can sell the warrants to the Company in the 30-day period prior to the warrants expiration date. The put option price is equal to the fair market value of the common stock issuable under the warrants. The Company allocated $362,700 to the warrants which resulted in a corresponding debt discount and put option liability included in noncurrent liabilities. The $362,700 debt discount will be amortized to interest expense using the effective interest method over the term of the loan. During the year ended December 31, 1998, the Company recognized additional interest expense of $52,320 related to this allocation.

As of December 31, 1996, 1997, and 1998, accrued interest on notes payable totaled approximately $333,000, $57,000, and $125,000, respectively.

The following table summarizes the notes payable activity:

                                                              -----------------------
                                                                   DECEMBER 31,
                                                                 1997         1998
                                                              ----------   ----------
Related Party Notes (8% notes at December 31, 1997, 10%
  convertible demand notes at December 31, 1998)              $  200,000   $  200,000
Equipment Note (net of unamortized discount of $277,936 and
  $196,481 at December 31, 1997 and 1998, respectively)        1,222,063    1,547,809
Sirrom Notes (net of unamortized discount of $310,380 at
  December 31, 1998)                                                  --    7,689,620
                                                              ----------   ----------
                                                               1,422,063    9,437,429
Less current portion                                             222,838      911,962
                                                              ----------   ----------
Long term debt, less current portion                          $1,199,225   $8,525,467
                                                              ==========   ==========

Annual maturities of notes payable at December 31, 1998 are as follows:

                                                              ------------
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
1999                                                             911,962
2000                                                             672,423
2001                                                             359,905
2002                                                                  --
2003                                                           8,000,000
                                                               ---------
                                                               9,944,290
                                                               =========

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

5. COMMITMENTS

Office Space
In July 1997, the Company entered into a new operating lease for its office space which expires in July 2002. Rent expense under this lease and other operating leases was approximately $193,000, $500,000 and $676,000 for the years ended December 31, 1996, 1997, and 1998, respectively. These leases provide for escalating rent over the lease term.

Equipment
The Company also leases equipment under capital leases. The net book value of equipment under the capital leases was approximately $566,000 and $1,496,000 at December 31, 1997 and 1998, respectively. In 1998, the Company incurred a capital lease obligation of $1,259,043 for the purchase of equipment. Amortization of assets held under capital leases is included in depreciation and amortization in the statements of cash flows.

Future minimum lease payments on operating and capital leases are as follows:

                                                              ---------------------------
                                                               OPERATING       CAPITAL
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1998
                                                              ------------   ------------
1999                                                           $  642,305     $  673,682
2000                                                              658,153        470,821
2001                                                              677,897        165,994
2002                                                              407,304         62,279
2003                                                                    0              0
                                                               ----------     ----------
Total minimum lease payments                                   $2,385,659      1,372,776
                                                               ==========
Less amount representing interest                                                152,869
                                                                              ----------
Present value of minimum lease payments                                        1,219,907
Less current portion                                                             614,585
                                                                              ----------
Long-term portion of minimum lease payments                                   $  605,322
                                                                              ==========

6. INCOME TAXES

At December 31, 1998, the Company has net operating loss carryforwards of approximately $40 million that expire at varying dates from 2010 to 2018. The use of these losses may be subject to significant limitations due to ownership changes pursuant to Section 382 of the Internal Revenue Code resulting from the issuances of Preferred and Common Stock.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

6. INCOME TAXES (CONTINUED)
Significant components of the Company's net deferred tax assets are as follows:

                                                              -----------------------------
                                                                     AT DECEMBER 31,
                                                                  1997            1998
                                                              -------------   -------------
Deferred tax assets:
  Inventory allowance                                         $     360,000   $     322,000
  Net operating loss carryforwards                               11,766,000      16,348,000
  Accrued expenses                                                  257,000         446,000
  Other deferred tax assets                                          97,000          49,000
                                                              -------------   -------------
          Total deferred tax assets                              12,480,000      17,165,000
Deferred liabilities:
  Depreciation                                                      (93,000)       (161,000)
  Other deferred tax liabilities                                    (12,000)             --
                                                              -------------   -------------
          Total deferred tax liabilities                           (105,000)       (161,000)
Valuation allowance for net deferred tax assets                 (12,375,000)    (17,004,000)
                                                              -------------   -------------
Net deferred tax assets                                       $          --   $          --
                                                              =============   =============

The Company had not paid income taxes during 1996, 1997 or 1998 due to its net operating loss position.

The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1996, 1997 and 1998:

                                                              --------------------------------------------
                                                                              DECEMBER 31,
                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Tax expense (benefit) at statutory Federal rate.............  $ (2,372,000)   $ (3,756,000)   $ (3,930,000)
Effect of:
  State income tax, net.....................................      (419,000)       (663,000)       (693,000)
  Non-statutory stock options exercise......................      (228,000)        (26,000)        (16,000)
  Other.....................................................      (109,000)          8,000          10,000
  Increase in valuation allowance...........................     3,128,000       4,437,000       4,629,000
                                                              ------------    ------------    ------------
Income tax expense..........................................  $         --    $         --    $         --
                                                              ============    ============    ============

7. PREFERRED STOCK

Of the 3,000,000 authorized preferred shares of the Company, 100,000 shares have been designated as Series B redeemable convertible Preferred Stock ("Series B Preferred Stock") and 287,000 have been designated as Series C Preferred Stock. In addition, 1,000,000 shares have been designated as Series A convertible Preferred Stock ("Series A Preferred Stock"). Upon liquidation of the Company, the following represents the order of preference given to holders of the Company's Preferred Stock: Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock. The Company has not designated for any series the remaining 1,613,000 preferred shares.

Series A Preferred Stock
Each share of Series A Preferred Stock is convertible, at the holder's option, into one share of common stock and is entitled to one vote per share on that basis. Holders of Series A Preferred Stock shares are entitled to receive dividends at the same rate as holders of common stock. Additionally, each Series A Preferred Stock holder is entitled to a liquidation preference equal to $1.00 plus declared but unpaid dividends.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

7. PREFERRED STOCK (CONTINUED)
Series B Preferred Stock
Each share of Series B Preferred Stock is convertible, at the holder's option into 33.333 shares of common stock and is entitled to votes based on the equivalent number of common stock shares. Series B Preferred Stock stockholders are entitled to receive, on an equivalent share for share basis, any dividends or distributions paid to holders of common stock. Each share of Series B Preferred Stock will automatically convert into common stock upon (i) an initial public offering of at least $30 million or (ii) a change of control, provided such change of control is at an equivalent price per share of at least 175% of the Series B Preferred Stock purchase price until December 31, 1998, thereafter increasing by 10% annually. Series B Preferred stockholders are entitled to a liquidation preference of $175 per share plus declared but unpaid dividends. Additionally, on December 31, 2003, the holders of Series B Preferred Stock may demand redemption at the greater of (i) $175 per share or (ii) the fair market value of the preferred stock. The excess of the redemption value over the carrying value of $75,000 is being accreted using the interest method so that the carrying value will equal the redemption value of $175 per share plus cumulative unpaid dividends on the scheduled redemption date. In the fourth quarter of 1996 and during 1997, the Company issued 6,700 and 3,350 shares of Series B Preferred Stock at $100 per share for total proceeds of $670,000 and $335,000, respectively. During 1997, Series B Preferred Stock stockholders converted 9,050 shares of Series B Preferred Stock into an equivalent number of shares of Series C Preferred Stock. Additionally, as an incentive to convert to Series C Preferred Stock, the Series B Preferred Stock stockholders received in aggregate an additional consideration of 322 shares of Series C Preferred Stock which was included in the calculation of the discount for purposes of accretion. As of December 31, 1998 holders of 1,000 shares of Series B Preferred Stock have the option of converting their investment into an equivalent number of shares of Series C Preferred Stock.

Series C Preferred Stock
Each Series C Preferred Stock share is convertible, at the holder's option, into
33.333 shares of common stock and is entitled to votes based on the equivalent number of common stock shares. Series C Preferred Stock stockholders are entitled to receive, on an equivalent share for share basis, any dividends or distributions paid to holders of common stock. Series C Preferred Stock stockholders have a liquidation preference of $100 per share plus $17,500,000 allocated based on the percentage of shares owned, and any declared but unpaid dividends. Each share of Series C Preferred Stock will automatically convert into common stock upon an initial public offering of at least $30 million. Commencing on the earlier of January 1, 2004 or the occurrence of a defined change in control, any holders of Series C Preferred Stock may demand redemption at a per share redemption price equal to declared but unpaid dividends thereon plus the greater of (i) $200 or (ii) the fair market value of such share as determined by the board of directors. The excess of the redemption value over the carrying value of $24,764,329 is being accreted using the interest method so that the carrying value will equal the redemption value of $200 per share plus cumulative unpaid dividends on January 1, 2004 since no change of control is present.

In conjunction with the 1997 Series C financings and conversions, each stockholder received a warrant with a five-year term to purchase common stock equal to 40% of the stockholder's investment at $3 per share. Total warrants issued in connection with the Series C Preferred Stock were 1,863,416. The Company allocated $1,732,977 to the value of the warrants based on their estimated fair value at the date of issuance (Note 8). During 1997, the Company issued 173,036 shares of Series C Preferred Stock at $100 per share. Of the 173,036 shares issued, 9,050 shares were issued related to the conversion of Series B Preferred Stock; 42,500 shares were issued related to the conversion of $4,250,000 of the 1996 Bridge Notes; 32,700 shares were issued related to the conversion of $3,270,000 of 1997 Bridge Notes; 5,343 shares were issued to satisfy approximately $504,000 of accrued interest, and 83,443 shares were issued resulting in cash proceeds of $7,750,000. During 1998, 1,440 shares of Series C issued in connection with the conversion of the Bridge Notes were converted into 48,000 shares of common stock.

During December 1998, the Company issued 50,451 shares of Series C Preferred Stock for total proceeds of $5,039,791. Included in the $5,039,791 of proceeds is a receivable balance of $450,000 which is classified in prepaid expenses and other current assets at December 31, 1998. In addition to the Series C Shares, each stockholder received a warrant to purchase common stock up to 30% of the stockholder's investment at $3 per share. The number of shares each warrant holder is able to purchase is contingent upon the Company selling shares pursuant to an initial public offering prior to July 12, 1999 and the average price of the stock for the first twenty days subsequent to the sale date. The maximum number of shares that could be purchased under the warrant agreements is 531,040. These warrants have a five year life.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

7. PREFERRED STOCK (CONTINUED)

Series C Preferred Stock (continued)
From January through March 1999, the Company sold 47,490 shares of Series C Preferred Stock resulting in net proceeds of $4,749,000. The Company also converted the $200,000 related party note outstanding at December 31, 1998 plus accrued interest of $3,800 into 2,038 shares of Series C preferred stock during this period. Up to 495,280 warrants to purchase the Company's common stock at $3.00 per share are attached to the Series C Preferred Stock and are issuable based upon the same events as discussed above. These warrants have a five year life.

8. STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock
During May 1996, the Company created the Online Resources & Communications Corporation Employee Equity Incentive Plan (the EEIP Plan). The EEIP Plan is designed to provide a convenient means by which eligible employees of the Company may (i) save regularly through voluntary systematic payroll deductions and four times each year use such savings to acquire shares of the Company's $.0001 par value common stock and/or (ii) elect a salary reduction not to exceed 15% of an eligible employee's regular payroll compensation based upon the employee's regular rate of pay and receive options not more than four times each year having an aggregate exercise price of 200% of the amount of the salary reduction. The exercise price for such options will equal fair market value at date of grant. The Company has reserved 200,000 shares of common stock for issuance under the EEIP Plan. During 1997 and 1998, respectively, employees purchased 432 and 1,959 shares of common stock for total proceeds of $1,454 and $5,400, respectively.

Warrants
The Company's common stock warrant activity is as follows:

                                                                              EXERCISE        EXPIRATION
                                                              WARRANTS         PRICE             DATE
                                                              ---------       --------       -------------
Outstanding at January 1, 1996..............................    350,300
  Warrants issued in connection with debt financing.........    125,000         2.50         Mar. 31, 2000
  Warrants issued in connection with debt financing.........  1,716,000         2.50         Apr. 30, 2001
  Warrants issued in connection with debt financing.........     13,637         2.75         Dec. 31, 2000
                                                              ---------
Balance at December 31, 1996................................  2,204,937
  Warrants issued in connection with conversion of Series B
     Preferred Stock........................................    125,134         3.00          June 1, 2002
  Warrants issued in connection with conversion of the
     Bridge Notes...........................................    625,710         3.00          June 1, 2002
  Warrants issued in connection with the issuance of the
     1997 Bridge Notes......................................    444,098         3.00          June 1, 2002
  Warrants issued in connection with issuance of Series C
     Preferred Stock........................................  1,112,572         3.00          June 1, 2002
                                                              ---------
Balance at December 31, 1997................................  4,512,451
  Warrants issued in connection with issuance of the Sirrom
     debt...................................................    390,000         3.00          May 31, 2003
                                                              ---------
  Balance at December 31, 1998..............................  4,902,451
                                                              =========

The Company also issued 10,500 warrants to acquire Series C preferred stock in connection with the Equipment Note. These warrants are convertible into 350,000 shares of Common Stock and expire on June 3, 2002.

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Reserve for Issuance
At December 31, 1998, the Company has authorized the following shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, exercise of options and warrants:

Series A Preferred Stock (795,000 shares)                        795,000
Series B Preferred Stock (1,000 shares)                           33,333
Series C Preferred Stock (224,700)                             7,490,000
Common Stock Options Outstanding                               4,993,149
Common Stock Options Available to Grant                          403,565
Common Stock Warrants                                          4,902,451
Contingent Common Stock Warrants                               1,226,040
Series C Preferred Stock Warrants                                350,000
                                                              ----------
Total shares of authorized Common Stock reserved              20,193,538
                                                              ==========

During 1994, a customer was granted an unrestricted right to purchase up to $100,000 of the Company's Common Stock at the initial public offering price in the event of an initial public offering.

Stock Options
In February 1989, the Company adopted an Incentive Stock Option Plan (the Plan). During June 1997, the Company's Board of Directors authorized an increase of 350,000 shares of common stock that can be issued under the Plan. During 1998, the Company's Board of Directors increased the number of shares of common stock that can be issued under the plan to 6,500,000. The option price under the Plan will not be less than fair market value, as determined by the Board of Directors, on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after ten years.

During 1998, three employees tendered a total of 180,668 shares of common stock to the Company at prices ranging from $2.50 to $3.00 per share. The proceeds were used to exercise 437,996 options to purchase shares of common stock.

During the year ended December 31, 1997, two employees exercised 76,004 options in exchange for notes receivable totaling $71,244. During 1998, four employees exercised 113,500 options in exchange for $118,875 of notes receivable. As of December 31, 1997 and 1998, 76,004 and 189,504, respectively, of these shares of Common Stock were held by the Company as collateral for the notes receivable.

Additional information with respect to incentive stock option activity under the Plan is summarized as follows:

                                        -------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31,
                                                 1996                      1997                     1998
                                                     WEIGHTED-                 WEIGHTED-                WEIGHTED-
                                                      AVERAGE                   AVERAGE                  AVERAGE
                                                     EXERCISE                  EXERCISE                 EXERCISE
                                         SHARES        PRICE       SHARES        PRICE       SHARES       PRICE
                                        ---------    ---------    ---------    ---------    ---------   ---------
Outstanding at beginning of period      3,721,740      $1.53      4,065,568      $1.84      4,301,642      2.02
Options granted                           702,249       2.79        661,839       3.05      1,548,480      3.00
Options exercised                        (307,500)       .13       (210,540)      1.11       (585,246)     1.15
Options canceled or expired               (50,921)      2.05       (215,225)      2.51       (271,727)     2.33
                                        ---------                 ---------                 ---------
Outstanding at end of period            4,065,568      $1.85      4,301,642      $2.02      4,993,149      2.41
                                        =========                 =========                 =========
Options exercisable at end of period    3,154,523      $1.63      3,573,400      $1.85      4,174,093     $2.31
                                        =========                 =========                 =========

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

Stock Options (continued)
The following table summarizes information about stock options outstanding at December 31, 1998:

                                            ------------------------------------------------------------------------
                                                         DECEMBER 31, 1998                     DECEMBER 31, 1998
                                                        OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                            --------------------------------------------    ------------------------
                                                           WEIGHTED-AVERAGE    WEIGHTED-                   WEIGHTED-
                                                              REMAINING         AVERAGE                     AVERAGE
                                              NUMBER       CONTRACTUAL LIFE    EXERCISE       NUMBER       EXERCISE
         RANGE OF EXERCISE PRICE            OUTSTANDING       (IN YEARS)         PRICE      EXERCISABLE      PRICE
         -----------------------            -----------    ----------------    ---------    -----------    ---------
$0.02 to $2.00                               1,467,883           2.47            $1.41       1,457,883       $1.40
$2.25 to $2.50                               1,263,491           3.89             2.45       1,134,916        2.44
$2.75                                            9,000           4.42             2.75           9,000        2.75
$3.00 to $3.50                               2,252,775            7.2             3.05       1,572,294        3.05
                                             ---------                                       ---------
                                             4,993,149           4.97            $2.41       4,174,093       $2.31
                                             =========                                       =========

In 1996, the Company adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company would have incurred an additional expense of approximately $378,000, $580,000 and $933,000 resulting in a net loss in 1996, 1997, and 1998 of approximately $7,354,000, $11,626,000 and
$12,491,500, respectively. The resulting basic and diluted pro forma net loss per share would be $(.70), $(1.26) and $(1.45) for the years ended December 31, 1996, 1997 and 1998, respectively. The effect of applying SFAS No. 123 on 1996, 1997, and 1998 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. The fair value of the options granted during 1996, 1997 and 1998 are estimated as $0.89, $0.93 $ and $0.93 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, risk-free interest rate of 6.625%, volatility of 25% and expected life of four years.

9. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                              -------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                 1996            1997            1998
                                                              -----------    ------------    ------------
Net loss                                                      $(6,976,391)   $(11,045,811)   $(11,558,469)
Preferred stock accretion                                              --      (1,998,665)     (3,779,169)
                                                              -----------    ------------    ------------
Net loss available for common shareholders                     (6,976,391)    (13,044,476)    (15,337,638)
                                                              ===========    ============    ============
Weighted average number of common shares                       10,500,930      10,825,662      11,250,270
Effect of dilutive securities:
  Stock options                                                        --              --              --
  Warrants                                                             --              --              --
Redeemable convertible preferred stock                                 --              --              --
                                                              -----------    ------------    ------------
Adjusted weighted average shares and assumed conversions       10,500,930      10,825,662      11,250,270
                                                              ===========    ============    ============
Pro forma adjustment for redeemable convertible preferred
  stock                                                                                         5,790,079
Pro forma weighted average shares                                                              17,040,349
Loss per share:
  Basic and Diluted                                           $     (0.66)   $      (1.20)   $      (1.36)
  Pro forma basic and diluted                                                                $      (0.68)

                 ONLINE RESOURCES & COMMUNICATIONS CORPORATION

9. NET LOSS PER SHARE (CONTINUED)
Due to their antidilutive effects, outstanding stock options, warrants and shares of Series A Preferred Stock to purchase 7,065,505, 9,609,093 and 10,690,600 shares of common stock at December 31, 1996, 1997 and 1998, respectively, were excluded from the computation of diluted earnings per share.

10. INITIAL PUBLIC OFFERING

The Board of Directors of the Company has authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering ("IPO") pursuant to the Securities Act of 1933.

Upon closing of an IPO, all outstanding shares of Series B and Series C Preferred will automatically convert into an aggregate of 7,523,333 shares of common stock.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Online Resources & Communications Corporation (the "Registrant") estimates that expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement will be as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........    $   12,788
National Association of Securities Dealers, Inc. filing
  fee.......................................................         5,100
Nasdaq National Market listing fees.........................        *
Printing and engraving expenses.............................        *
Accountants' fees and expenses..............................        *
Legal fees and expenses.....................................        *
Fees and expenses for qualifications under state securities
  laws (including legal fees)...............................        *
Transfer agent fees.........................................        *
Miscellaneous...............................................        *
                                                                ----------
          Total.............................................    $   *
                                                                ==========

---------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles TENTH and ELEVENTH of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The underwriting agreement to be filed as Exhibit 1.1 to the Registration Statement provides for indemnification by the underwriters of Online Resources and its directors and certain officers, and by Online Resources of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In accordance with Item 701 of Regulation S-K, the following information is presented with respect to securities sold by the Registrant within the past three years which were not registered under the Securities Act.

     (i) 1995 Convertible Note Financing.

     (a) Between November, 1995 through April, 1996, the Registrant sold $1.18 million of 10% Convertible Notes due on December 31, 1997 convertible at $2.75 per share along with 128,727 detachable warrants expiring on December 31, 2000, exercisable at $2.75 per share.

     (b) The notes and warrants were sold to individuals, all of whom qualified as accredited investors within the meaning of Regulation D promulgated under the Securities Act.

     (c) The notes and warrants were sold for a total aggregate consideration of $1.18 million.

     (d) Based upon representations of the purchasers of the notes and warrants, the notes and warrants were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 of Regulation D promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

     (ii) 1996 Convertible Note Financing.

     (a) On May 8, 1996, the Registrant sold $3 million of 10% Convertible Notes due June 30, 1999 with 1.2 million detachable warrants expiring on April 30, 2001, exercisable at $2.50 per share. The conversion price of the notes has been established under a formula at $3.00 per share. Thereafter, through the remainder of 1996, the Registrant sold $0.3 million of additional notes and holders of $1.1 million of the notes due on December 31, 1997 exchanged their notes along with the detachable warrants issued in conjunction with such notes for the notes due June 30, 1999 and the detachable warrants issued with such notes. Therefore, a total of 1.75 million warrants were issued with the notes due June 30, 1999.

     (b) The initial $3.0 million of the notes with warrants were sold to venture capital funds each of which constituted an accredited investor within the meaning of Regulation D under the Securities Act. All additional notes with their detachable warrants were issued to individuals, all of whom qualified as accredited investors within the meaning of Regulation D under the Securities Act.

     (c) The Company raised $3.3 million of additional capital from the sale of the notes and converted approximately $1.1 million of the notes due on December 31, 1997 for the notes due on June 30, 1999.

     (d) Based upon representations of the purchasers of the notes and accompanying warrants, the notes and such warrants were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 of Regulation D promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

     (iii) 1996 Series B Convertible Preferred Stock Financing.

     (a) Commencing in November, 1996 through January, 1997, the Registrant sold 10,050 shares of $.01 par value Series B Convertible Preferred Stock ("Series B preferred stock"). The conversion price was tied to certain future events subject to a minimum price of $3.00 and a maximum price of $6.00 per share.

     (b) The shares of Series B preferred stock were sold to individuals, all of whom qualified as accredited investors within the meaning of Regulation D promulgated under the Securities Act.

     (c) The Registrant raised a total of $1 million from the sale of shares of Series B preferred stock.

     (d) Based upon representations of the purchasers of the shares of Series B preferred stock, such shares were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

     (iv) 1997 Note Financings.

     (a) From January, 1997 through May, 1997, the Registrant sold 8% short term notes having an aggregate face amount of $3.3 million which were automatically convertible into equity securities to be issued in the registrant's subsequent financing.

     (b) The notes were sold to individuals and others, all of whom qualified as accredited investors within the meaning of Regulation D promulgated under the Securities Act.

     (c) The Registrant raised $3.3 million from the sale of the Notes.

     (d) Based upon representations of the purchasers of the notes, such notes were offered and sold in reliance upon an exemption from registration under
     Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

     (v) 1997 Series C Convertible Preferred Stock Financing.

     (a) Effective as May 30, 1997, the Registrant sold 77,500 shares of $.01 par value Series C Convertible Preferred Stock ("Series C Preferred Stock") along with 1.03 million detached warrants expiring on June 1, 2002 exercisable at $3.00 per share. The Series C Preferred Stock was convertible at a rate of $3.00 per share. Additionally, 33,272 shares were issued in exchange for $3 million of the notes due on June 30, 1999. After such initial sale, the holders of the Series B Preferred Stock and the convertible notes due June 30, 1999 were provided the right to exchange their notes and shares for shares of Series C Preferred Stock and the warrants issued in conjunction therewith. The short term notes issued between January and May were also exchanged. As a result of these exchanges an additional 56,321 shares of Series C Preferred Stock and .75 million warrants were issued.

     (b) The shares were sold to individuals and institutional investors, all of whom were accredited investors within the meaning of Regulation D promulgated under the Securities Act.

     (c) The initial 77,500 shares of Series C Preferred Stock which were issued were sold to institutional investors, consisting of venture capital funds and a strategic investor, all of whom qualified as accredited investors within the meaning of Regulation D promulgated under the Securities Act.

     (d) Based upon representations of the purchasers of the shares of Series C Preferred Stock and warrants issued in conjunction therewith, such shares and warrants were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with Rules 502 and 506 of Regulation D promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

     (vi) 1997 Equipment Lease Facility.

     (a) On June 3, 1997, the Registrant sold a $2 million 9% Senior Secured Equipment Note due on June 1, 2001, along with detachable warrants for 10,500 shares of Series C Preferred Stock expiring on June 3, 2002, exercisable at $100 per share.

     (b) Dominion Fund IV, a Delaware limited partnership, purchased the notes and warrants.

     (c) The Registrant received an initial draw of $1.5 million upon the sale of the note and has subsequently drawn an additional $.4 million under the note.

     (d) Dominion Fund IV qualifies as an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, therefore, the notes and warrants sold to Dominion Fund IV were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with the Rules 502 and 506 promulgated under Regulation D.

     (e) Not applicable.

     (f) Not applicable.

     (vii) March 31, 1998 Note Financing.

     (a) On March 31, 1998, the Registrant issued a $6 million 12.75% secured promissory note due on March 30, 2003 with up to 625,000 detachable warrants expiring on May 31, 2003, exercisable at $3.00 per share.

     (b) Sirrom Capital Corporation purchased the notes and warrants.

     (c) The Registrant netted $5.13 million from the sale of the note after the escrow of the first year's interest due under the note of $765,000 and the payment of certain expenses.

     (d) Sirrom Capital Corporation qualifies as an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, therefore, the notes and warrants sold to Sirrom Capital Corporation were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with the Rules 502 and 506 promulgated under Regulation D.

     (e) Not applicable.

     (f) Not applicable.

     (viii) June 30, 1998 Note Financing.

     (a) On June 30, 1998, the Registrant issued a $2 million 12.75% secured promissory note due on March 30, 2003 with up to 460,000 detachable warrants expiring on May 31, 2003 exercisable at $3.00 per share.

     (b) Sirrom Capital Corporation purchased the note along with the warrants.

     (c) After escrow of the first year's interest due under the note of $255,000 and payment of certain expenses, the Registrant received $1.7 million upon the sale of the note.

     (d) Sirrom Capital Corporation qualifies as an accredited investor within the meaning of Regulation D promulgated under the Securities Act and, therefore, the notes and warrants sold to Sirrom Capital Corporation were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in compliance with the Rules 502 and 506 promulgated under Regulation D.

     (e) Not applicable.

     (f) Not applicable.

     (ix) 1998-1999 Series C Convertible Preferred Stock Financing.

     (a) Between December 1998 and March 1999, the Registrant issued an additional 102,632 shares of Series C Preferred Stock and contingent warrants expiring in December 31, 2003 exercisable at $3.00 per share.

     (b) The shares were issued to accredited investors within the meaning of Regulation D.

     (c) The Registrant received $10.3 million from the sale of the shares.

     (d) Based upon representations of the purchasers of the shares of Series C Preferred Stock and warrants issued in conjunction therewith, such shares were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act and in reliance on Rules 502 and 506 of Regulation D promulgated thereunder.

     (e) Not applicable.

     (f) Not applicable.

ITEM 16.  EXHIBITS

The exhibits and financial statement schedules filed as a part of the Registration Statement are as follows:

(a)   List of Exhibits
1.1*  Form of Underwriting Agreement
3.1*  Restated Certificate of Incorporation of Online Resources &
      Communications Corporation
3.2*  Bylaws of Online Resources & Communications Corporation
4.1*  Specimen of Common Stock Certificate of Online Resources &
      Communications Corporation
4.2* Form of warrants issued in 1995 in conjunction with bridge notes
4.3* Form of warrants issued in 1995 and 1996 to purchasers of notes due December 31, 1997
4.4*  Form of warrants issued to purchasers of senior notes due
      June 30, 1999
4.5* Form of warrants issued to purchasers of Series C preferred stock in 1997
4.6*  Form of warrants issued to Dominion Fund IV
4.7*  Form of warrants issued in 1998 to Sirrom Capital
      Corporation
4.8* Form of warrants issued to purchasers of Series C preferred stock in 1998 and 1999
4.9*  Form of warrants issued to placement agents
4.10* Registration Rights Agreement for purchasers of common stock in 1995
4.11* Registration Rights Agreement for purchasers of Series C preferred stock and Sirrom Capital Corporation
5.1*  Opinion of Patton Boggs LLP regarding legality
10.1* Lease Agreement for premises at 7600 Colshire Drive, McLean,
      Virginia
10.2* Online Resources & Communications Corporation 1989 Stock
      Option Plan
10.3* Loan Agreement dated June 3, 1997 with Dominion Fund IV
10.4* Security Agreement Dated June 3, 1997 with Dominion Fund IV
10.5* Loan Agreement dated March 31, 1998 and amendment thereto with Sirrom Capital Corporation
10.6* Security Agreement dated March 31, 1998 with Sirrom Capital
      Corporation
23.1  Consent of Ernst & Young LLP
23.2* Consent of Patton Boggs LLP (included in Exhibit 5.1)
24.1  Powers of Attorney (located on the signature page hereto)
27.1  Financial Data Schedule

------------------

* To be filed by amendment

(b)    Financial Statement Schedule

Schedule II -- Valuation and Qualifying Account and Reserve is included in this Registration Statement beginning on Page II-9.

ITEM 17.  UNDERTAKINGS

The Registrant hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on March 19, 1999.

                                        ONLINE RESOURCES & COMMUNICATIONS
                                        CORPORATION

                                        By: /s/     MATTHEW P. LAWLOR
                                         ---------------------------------------
                                          Name: Matthew P. Lawlor Title:
                                            Chairman and Chief Executive
                                                       Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Lawlor in his own capacity, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                          NAME                                                 TITLE                            DATE
                          ----                                                 -----                            ----

                 /s/ MATTHEW P. LAWLOR                    Chief Executive Officer and Chairman (Principal  March 19, 1999
--------------------------------------------------------  Executive Officer)
                   Matthew P. Lawlor

                 /s/ GEORGE E. NORTHUP                    Senior Vice President, Chief Financial Officer   March 19, 1999
--------------------------------------------------------  (Principal Financial and Accounting Officer)
                   George E. Northup

                 /s/ THOMAS S. JOHNSON                    Director                                         March 19, 1999
--------------------------------------------------------
                   Thomas S. Johnson

                 /s/ JOSEPH J. SPALLUTO                   Director                                         March 19, 1999
--------------------------------------------------------
                   Joseph J. Spalluto

                 /s/ DAVID A. O'CONNOR                    Director                                         March 19, 1999
--------------------------------------------------------
                   David A. O'Connor

                 /s/ BARRY F. FINGERHUT                   Director                                         March 19, 1999
--------------------------------------------------------
                   Barry F. Fingerhut

                /s/ GEORGE M. MIDDLEMAS                   Director                                         March 19, 1999
--------------------------------------------------------
                  George M. Middlemas

                   /s/ MICHAEL K. LEE                     Director                                         March 19, 1999
--------------------------------------------------------
                     Michael K. Lee

                  /s/ MICHAEL H. HEATH                    Director                                         March 19, 1999
--------------------------------------------------------
                    Michael H. Heath

                          REPORT OF ERNST & YOUNG LLP,
                            INDEPENDENT AUDITORS, ON
                          FINANCIAL STATEMENT SCHEDULE

We have audited the financial statements of Online Resources & Communications Corporation as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 26, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statements schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                /s/ ERNST & YOUNG LLP

Vienna, Virginia
February 26, 1999

          SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT AND RESERVE ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                                                             BALANCE AT                                BALANCE AT
                                                            BEGINNING OF                                 END OF
CLASSIFICATION                                                 PERIOD       ADDITIONS    DEDUCTIONS      PERIOD
--------------                                              ------------    ---------    ----------    ----------
Allowance for doubtful accounts:
  Year ended December 31, 1996............................    $     --      $ 26,000      $    --       $ 26,000
  Year ended December 31, 1997............................    $ 26,000      $ 53,553           --       $ 79,553
  Year ended December 31, 1998............................    $ 79,553            --      $28,118       $ 51,435
Inventory Reserve:
  Year ended December 31, 1996............................    $324,897      $ 77,741           --       $402,638
  Year ended December 31, 1997............................    $402,638      $496,721           --       $899,359
  Year ended December 31, 1998............................    $899,359            --      $83,542       $815,817

Graphic - p 27

     Circular graphic illustrating Online's financial electronic commerce hub which depicts the connectivity of clients, retail customers and financial service providers, as well as the integration of data among such parties.

Graphic - p 31

     Graphic depicting how Online integrates data and links financial institutions, financial service providers and retail customers of financial institutions.

Graphic p 32

     Graphic depicting flow chart of Online's patented ATM network-based process by illustrating the steps involved when a retail customer uses our services.


Prospectus Cover Page
-------------------

     Graphic displaying a map of the United States with a list of representative clients.